                                                                     Exhibit 2.2
                                                               EXECUTION VERSION


                          AGREEMENT AND PLAN OF MERGER

                           Dated as of March 15, 2004

                                  by and among

                      DARR Westwood Technology Corporation,

                     DARR Westwood Acquisition Corporation,

         The Shareholders of Westwood Computer Corporation Named Herein,

                         Westwood Computer Corporation,

                                       and

                      Keith Grabel, as Shareholders' Agent

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I THE MERGER ..........................................................1

      Section 1.1.   The Merger. ..............................................1
      Section 1.2.   Effective Time of the Merger. ............................2
      Section 1.3.   Effects of the Merger. ...................................2
      Section 1.4.   Closing. .................................................2

ARTICLE II THE SURVIVING AND PARENT CORPORATIONS...............................2

      Section 2.1.   Articles of Incorporation. ...............................2
      Section 2.2.   Bylaws. ..................................................2
      Section 2.3.   Directors and Officers. ..................................2

ARTICLE III EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                   CORPORATIONS; SURRENDER OF CERTIFICATES ....................3

      Section 3.1.   Conversion of Shares in the Merger. ......................3
      Section 3.2.   Conversion of Subsidiary Shares. .........................3
      Section 3.3.   Surrender of Certificates. ...............................3
      Section 3.4.   Tax Withholding. .........................................4
      Section 3.5.   Closing of the Company's Transfer Books. .................5
      Section 3.6.   Options and Stock Grants. ................................5
      Section 3.7.   Dissenters' Rights. ......................................5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......................6

      Section 4.1.   Organization and Qualification. ..........................6
      Section 4.2.   Capitalization. ..........................................6
      Section 4.3.   Subsidiaries. ............................................7
      Section 4.4.   Authority; Non-Contravention; Approvals. .................7
      Section 4.5.   Financial Statements. ....................................9
      Section 4.6.   Absence of Undisclosed Liabilities. ......................9
      Section 4.7.   Absence of Certain Changes or Events. ...................10
      Section 4.8.   Litigation. .............................................10
      Section 4.9.   No Violation of Law. ....................................11
      Section 4.10.  Contracts. ..............................................11
      Section 4.11.  Taxes. ..................................................12
      Section 4.12.  Employee Benefit Plans; ERISA. ..........................14
      Section 4.13.  Labor Controversies. ....................................17
      Section 4.14.  Environmental Matters. ..................................18
      Section 4.15.  Title to Assets. ........................................19
      Section 4.16.  Intellectual Property; Software. ........................19
      Section 4.17.  Brokers and Finders. ....................................21
      Section 4.18.  New Jersey Shareholders Protection Act and
                     Rights Agreement. .......................................21
      Section 4.19.  Affiliate Transactions. .................................21

      Section 4.20.  Products Liability. .....................................21
      Section 4.21.  Relationship with Customers and Suppliers. ..............22
      Section 4.22.  Indemnification Claims. .................................22
      Section 4.23.  Absence of Questionable Payments. .......................22
      Section 4.24.  Board Recommendation. ...................................22
      Section 4.25.  Insurance. ..............................................22
      Section 4.26.  Government Contracts. ...................................23
      Section 4.27.  Shareholders. ...........................................24
      Section 4.28.  Disclosures. ............................................24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY ............25

      Section 5.1.   Organization and Qualification. .........................25
      Section 5.2.   Authority; Non-Contravention; Approvals. ................25
      Section 5.3.   Financing. ..............................................26
      Section 5.4.   Brokers and Finders. ....................................26
      Section 5.5.   Subsidiary. .............................................26

ARTICLE VI COVENANTS OF THE PARTIES ..........................................27

      Section 6.1.   Mutual Covenants. .......................................27
      Section 6.2.   Covenants of the Company. ...............................28

ARTICLE VII ADDITIONAL AGREEMENTS OF THE PARTIES .............................31

      Section 7.1.   Access to Information. ..................................31
      Section 7.2.   Acquisition Transactions. ...............................32
      Section 7.3.   Expenses and Fees. ......................................35
      Section 7.4.   Employee Benefits. ......................................36
      Section 7.5.   Litigation. .............................................37
      Section 7.6.   Third Party Standstill Agreements. ......................37
      Section 7.7.   Insurance. ..............................................38

ARTICLE VIII CONDITIONS ......................................................38

      Section 8.1.   Conditions to Each Party's Obligation to Effect the
                     Merger. .................................................38
      Section 8.2.   Conditions to Obligations of Parent and Subsidiary
                     to Effect the Merger. ...................................39
      Section 8.3.   Conditions to Obligations of the Company. ...............42

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER .................................43

      Section 9.1.   Termination. ............................................43
      Section 9.2.   Effect of Termination. ..................................45
      Section 9.3.   Amendment. ..............................................46
      Section 9.4.   Extension; Waiver. ......................................46

ARTICLE X INDEMNIFICATION ....................................................46

      Section 10.1.  Survival of Representations, Etc. .......................46
      Section 10.2.  Indemnification by Shareholders. ........................47
      Section 10.3.  Limitation on Indemnification. ..........................48

      Section 10.4.  Indemnification by Parent. ..............................49
      Section 10.5.  No Contribution. ........................................49
      Section 10.6.  Interest. ...............................................50
      Section 10.7.  Insurance and Tax Benefits...............................50
      Section 10.8.  Procedure for Indemnification - Third-Party Claims.......50
      Section 10.9.  Exercise of Remedies by Parent Indemnitees Other Than
                     Parent...................................................52
      Section 10.10. Indemnification Remedy...................................52

ARTICLE XI GENERAL PROVISIONS ................................................52

      Section 11.1.  Shareholders' Agent. ....................................52
      Section 11.2.  Further Assurances. .....................................53
      Section 11.3.  Notices. ................................................53
      Section 11.4.  Governing Law. ..........................................54
      Section 11.5.  Parties to Agreement. ...................................54
      Section 11.6.  Interpretation. .........................................54
      Section 11.7.  Severability. ...........................................54
      Section 11.8.  Assignment. .............................................55
      Section 11.9.  Enforcement. ............................................55
      Section 11.10. Submission to Jurisdiction; Waivers. ....................55
      Section 11.11. Counterparts. ...........................................55
      Section 11.12. Entire Agreement. .......................................55

ARTICLE XII DEFINITIONS ......................................................56

EXHIBITS

      A.      Directors and Officers of the Surviving Corporation
      B.      Allocation of Consideration
      C.      Form of 5% Promissory Note
      D.      Form of 8% Promissory Note
      E.      Form of Letter of Transmittal
      F.      Form of Voting Agreement
      G.      Form of Amendment to Purchase and Sale Agreement

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2004 (this "Agreement"), is made and entered into by and among DARR Westwood Technology Corporation, a Delaware corporation ("Parent"), DARR Westwood Acquisition Corporation, a New Jersey corporation and a subsidiary of Parent ("Subsidiary"), the shareholders of the Company listed on the signature pages hereto (each a "Principal Shareholder" and collectively the "Principal Shareholders"), Westwood Computer Corporation, a New Jersey corporation (the "Company") and Keith Grabel, as Shareholders' Agent (as defined herein).

                                   BACKGROUND

      WHEREAS, Parent, Subsidiary and the Company intend to effect a merger of Subsidiary with and into the Company (the "Merger") in accordance with this Agreement and the Business Corporation Act of the State of New Jersey ("NJBCA"). Upon consummation of the Merger, Subsidiary will cease to exist, and the Company will continue as a subsidiary of Parent.

      WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Subsidiary and the Company.

      WHEREAS, the Company's authorized capital stock consists of Class A Series I (Voting) stock, no par value, and Class A Series II (Non-Voting) stock, no par value, (the "Company Common Stock").

      WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Subsidiary to enter into this Agreement, the Principal Shareholders have executed and delivered to Parent and Subsidiary an agreement (the "Voting Agreement") pursuant to which the Principal Shareholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including voting their shares in favor of this Agreement, the Merger and the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

      Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) Subsidiary shall be merged with and into the Company in accordance with the NJBCA, and the separate existence of Subsidiary shall thereupon cease. The Company shall continue its existence under the laws of the State of New Jersey and, in its capacity as the surviving corporation in the Merger, the Company is hereinafter sometimes referred to as the "Surviving Corporation."

      Section 1.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a certificate of merger (or if no time shall be stated, upon the filing of such certificate), in such form as required by and executed in accordance with the NJBCA, to be filed with the Department of Treasury of the State of New Jersey in accordance with Section 14A:10-4.1 of the NJBCA (the "Merger Filing"). The Merger Filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VIII. The parties shall, subject to the provisions hereof use all commercially reasonable efforts to consummate, as soon as practicable, the Merger in accordance with Section 1.4.

      Section 1.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, 105 College Road East, Princeton, NJ 08542 at 10:00 a.m. on the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII except for those conditions which are only capable of being performed at the Closing. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date."

                                   ARTICLE II

                      THE SURVIVING AND PARENT CORPORATIONS

      Section 2.1. Articles of Incorporation. The articles of incorporation of the Company as in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation as of the Effective Time, and thereafter may be amended in accordance with their terms and as provided in the NJBCA.

      Section 2.2. Bylaws. The bylaws of Subsidiary as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the NJBCA.

      Section 2.3. Directors and Officers. The director and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit A.

        ARTICLE III EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                    CORPORATIONS; SURRENDER OF CERTIFICATES

      Section 3.1. Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

                      (a) the total Merger Consideration (as defined below) shall be $6,500,000, and each share of Company Common Stock (other than shares canceled pursuant to Section 3.1(b)) shall be converted into the right to receive (i) (A) a cash amount per share per Shareholder as set forth next to such Shareholder's name on Exhibit B, which, in the aggregate, equals $5,245,222 (the "Cash Consideration,") (ii) a promissory note in the original principal amount set forth on Exhibit B next to such Shareholder's name made by the Company in favor of such Shareholder in the form attached hereto as Exhibit C and for which the aggregate principal amount owed to all Shareholders is $313,695 (the "5% Note") and (iii) and a promissory note in the original principal amount set forth on Exhibit B next to such Shareholder's name made by the Company in favor of such Shareholder in the form attached hereto as Exhibit D, and for which the aggregate principal amount owed to all Shareholders is $941,083 (the "8% Note", together with the 5% Note, the "Notes" and the Notes together with the Cash Consideration, the "Merger Consideration"), payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 3.3, less any required withholding taxes; and

                      (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company immediately before the Effective Time shall be canceled and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Time.

      Section 3.2. Conversion of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Subsidiary, each issued and outstanding share of voting common stock, par value $.01 per share of the Subsidiary shall be converted into one voting common share, par value $.01 per share of the Surviving Corporation and each issued and outstanding share of non-voting common stock, par value $.01 per share of Subsidiary shall be converted into one non-voting common share, par value $.01 per share, of the Surviving Corporation.

      Section 3.3.    Surrender of Certificates.

                      (a) Parent shall serve as paying agent in the Merger ("Paying Agent"). Within three business days after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal in the form attached hereto as Exhibit E which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Cash Consideration. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and the proper execution and delivery to Paying Agent of such reasonable documentation, the holder of such Company Certificates shall thereupon be entitled to receive in exchange therefor the Cash Consideration for each share of Company Common Stock formerly represented thereby, in accordance with Section 3.1, and the Company Certificates so surrendered shall be canceled. No interest shall be paid or accrued, upon the surrender of the Company Certificates, for the benefit of holders of the Certificates on any Cash Consideration. The holder of the Company Certificates shall be entitled to receive payments made pursuant to the Notes at such times and in such amounts as set forth therein..

                      (b) At any time following the date which is twelve months after the Effective Time, the duties of the Paying Agent shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws), solely as general creditors therefor, for the payment of their claim for Merger Consolidation, without any interest thereon, which such holders may be entitled. None of the Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Company Certificates shall not have been surrendered prior to twelve months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration in accordance with this Article III.

                      (c) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

      Section 3.4. Tax Withholding. Parent (or any affiliate thereof) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

      Section 3.5. Closing of the Company's Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately before the Effective Time shall thereafter be made.

      Section 3.6. Options and Stock Grants. Prior to the Closing, the Company shall use all reasonable efforts to cause each outstanding stock option (each an "Option") heretofore granted under any Company stock option plan (the "Company Stock Plan"), each outstanding phantom stock option (the "Phantom Stock") heretofore granted under any Company phantom stock plan or agreement granting phantom stock options or rights (whether written or oral) (the "Phantom Stock Plan") and each outstanding warrant to purchase Common Stock (each a "Warrant") to be exercised or terminated effective immediately prior to the Closing and conditioned upon the Closing. As provided herein, the Company Stock Plan, the Phantom Stock Plan and any Benefit Plan (or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate upon the Effective Time. The Company has taken all steps necessary to ensure that the Company is not or will not be bound by any Options, Phantom Stock, Warrants, other options, other warrants, rights or agreements which would entitle any Person to acquire any capital stock of the Surviving Corporation or, except as otherwise provided in this Agreement, to receive any payment in respect thereof.

      Section 3.7. Dissenters' Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders of the Company who have properly perfected their rights as dissenting shareholders within the meaning of Section 14A:11-2 of the NJBCA (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such shareholders shall have failed to perfect their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares determined in accordance with Sections 14A:11-3 through 14A:11-11 of the NJBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of dissent, each share of Company Common Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, Merger Consideration in the manner provided for in Section 3.1.

                      (b) The Company shall give Parent and Shareholders' Agent (i) prompt notice of any notices of dissent filed pursuant to Section 14A:11-2 of the NJBCA received by the Company, withdrawals of demands for payment and any other instruments served in connection with the exercise by shareholders of their dissenters' rights pursuant to the NJBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to notices of dissent and demands for payment under the NJBCA. The Company and Parent shall jointly direct all negotiations and proceedings with respect to notices of dissent and demands for payment under the NJBCA with counsel jointly selected by Parent and the Company and any such expenses relating to such negotiations and proceedings shall be paid by the Company. Each of the Company and Parent shall direct such negotiations and proceedings in a prompt manner and shall use commercially reasonable efforts in conducting such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, (x) make any payment with respect to any such notice of dissent or demand for payment or (y) offer to settle or settle any such notice of dissent or demand for payment.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all sections of this Article IV if the relevance of such item to all such other sections is clearly apparent from the face of the Company Disclosure Schedule:

      Section 4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is contemplated to be conducted following the Closing. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      Section 4.2.    Capitalization.

                      (a) The authorized capital stock of the Company consists of 2,000,000 shares of Class A Series I (voting) common stock, no par value ("Series I Common Stock"), and 18,000,000 shares of Class A Series II (non-voting) common stock, no par value ("Series II Common Stock"). 1,870,424 shares of Series I Common Stock and 16,796,866 of Series II Common Stock are outstanding, all of which are validly issued and are fully paid, non-assessable and free of preemptive rights and (iii) 73,840 shares of Series I Common Stock and 247,960 shares of Series II Common Stock are held in treasury of the Company.

                      (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

                      (c) As of the date hereof, there are no outstanding subscriptions, options, stock phantom rights (or rights outstanding under any Company phantom stock plan), grants, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. Except as otherwise contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

      Section 4.3. Subsidiaries. The only subsidiaries of the Company are those set forth in Section 4.3 of the Company Disclosure Schedule. Each direct and indirect subsidiary of the Company is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in all cases where the failure to be so qualified and in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, adverse rights and security interests whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock of or interest in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest of any corporation, partnership, limited partnership, limited liability company, joint venture or other entity. Except for the capital stock of other subsidiaries of the Company, each subsidiary of the Company does not own, directly or indirectly, any capital stock or other ownership interest of any corporation, partnership, limited partnership, limited liability company, joint venture or other entity. The Company has delivered to Parent complete and correct copies of the Charter and Bylaws or other organizational documents of the Company's subsidiaries. The Company's subsidiaries do not own, directly or indirectly, any shares of Company Common Stock.

      Section 4.4.    Authority; Non-Contravention; Approvals.

                      (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Shareholders' Approval (as defined herein) to consummate the transactions. This Agreement has been approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholders' Approval, the consummation by the Company of the transactions. The only vote of holders of any class or series of capital stock of the Company or any of its subsidiaries necessary to adopt and approve this Agreement and the Merger is the adoption and approval of this Agreement and the Merger by the holders of a majority of the total number of outstanding shares of Series I Common Stock entitled to vote at the Shareholders Meeting (the "Company

Shareholders' Approval"). The affirmative vote of the holders of any capital stock or other securities (or any separate class thereof) of the Company or any of its subsidiaries is not necessary to consummate the Merger or any transaction contemplated by this Agreement other than as set forth in the preceding sentence. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

                      (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions will not violate, conflict with or result in any violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of Encumbrances upon any of the properties or assets of the Company or any of its subsidiaries under (i) the articles of incorporation or bylaws of the Company or any of its subsidiaries,
(ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority or court applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound or affected; subject in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (before the Effective Time) the Company Required Statutory Approvals (as defined below) and the Company Shareholders' Approval. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clause (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                      (c) Except for (i) filings under any applicable state securities or blue sky laws or state takeover laws, (ii) the making of the Merger Filing with the Department of Treasury of the State of New Jersey in connection with the Merger, and (iii) any required filings with or approvals from applicable environmental authorities, including, without limitation, the New Jersey Industrial Site Recovery Act, as amended, public service commissions and public utility commissions (the filings and approvals referred to in clauses
(i) through (iii) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.5.    Financial Statements.

                      (a) The Company has furnished to Parent (i) the audited balance sheets of the Company as of August 31, 2003 (the "Company Balance Sheet") and as of August 31, 2002, and the related audited statements of income and cash flows of the Company for the twelve months ended August 31, 2003 and August 31, 2002 and (ii) the unaudited balance sheet of the Company as of November 30, 2003 and the related statements of income and cash flows of the Company for the three (3) months ended November 30, 2003 (collectively, the "Company Financial Statements"). The Company Financial Statements are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present the financial position, assets and liabilities of the Company as of the respective dates thereof, and the results of operations and cash flows of the Company for the periods covered thereby. Since the date of the Company Balance Sheet, (i) there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Company Balance Sheet, except for changes in the ordinary course of business which in the aggregate have not been materially adverse to the Company and (ii) to the Knowledge of the Company, no event or condition that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect has occurred or is continuing. The Financial Statements have been prepared from and are in accordance with the books and records of the Company.

                      (b) The Company Financial Statements reflect all liabilities of the Company, whether absolute, accrued or contingent, as of the respective dates thereof, of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The Company does not have any liabilities or obligations of any nature that are not reflected on the Company Financial Statements other than current liabilities (within the meaning of GAAP) incurred since the respective dates thereof in the ordinary course of business. To the Knowledge of the Company, there is no basis for the assertion against the Company of any material liability (other than current liabilities referred to above) not fully reflected or reserved against in the Company Financial Statements.

      Section 4.6. Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries have incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or
(ii) were incurred after August 31, 2003 in the ordinary course of business, consistent with past practices or (b) liabilities, obligations or contingencies which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 4.7. Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Company Disclosure Schedule, since August 31, 2003, the Company, its subsidiaries and their shareholders have conducted their business only in the ordinary course consistent with past practice and there has been no Company Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 4.7 of the Company Disclosure Schedule or as reflected in the Company Balance Sheet, since the date of the Company Balance Sheet, neither the Company nor any of its subsidiaries have (a) purchased or redeemed any shares of their respective stock (including, without limitation, the Company Common Stock), or granted or issued any option, warrant or other right to purchase or acquire any such shares, (b) incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except liabilities and obligations incurred in the ordinary course of business which would not have a Company Material Adverse Effect, (c) encumbered any of their properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business, consistent with past practice, (d) suffered any change or, to the Company's Knowledge, received any threat of any change in any of its relations with, or any loss or, to the Company's Knowledge, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the business of the Company or its subsidiaries, including any loss or change which may result from the transactions contemplated by this Agreement, (e) disposed of or has failed to keep in effect any rights in, to or for the use of any franchise, license, permit or certificate material to the business of the Company or its subsidiaries, (f) changed any method of keeping of its books of account or accounting practices, (g) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property (as hereinafter defined) material to the business of the Company or its subsidiaries, (h) sold, transferred or otherwise disposed of any assets, properties or rights of any of the business of the Company or its subsidiaries, except inventory sold in the ordinary course of business consistent with past practice, (i) entered into any transaction, agreement or event outside the ordinary course of the conduct of the business of the Company or its subsidiaries, (j) made nor authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $100,000 in the aggregate, (k) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (l) incurred any damage, destruction or loss, whether covered by insurance or not, that would have a Company Material Adverse Effect, (m) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company or its subsidiaries, other than as identified in writing to counsel for Parent on or prior to the date hereof; or (n) waived or released any material right or claim of the Company or its subsidiaries.

      Section 4.8.    Litigation. Except as specifically set forth in Section
4.8 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective directors or officers (in their capacity as such), before any court or Governmental Authority, or any arbitrator (collectively, "Claims") that (i) seek to restrain the consummation of the Merger or the transactions or (ii) which if adversely determined could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiary is a party to or bound by any judgment, decree, injunction, settlements, arbitration, awards, rule or order of any court or Governmental Authority or any arbitrator (collectively, "Judgments") with respect to or affecting the properties, assets, personnel or business of the Company, which prohibits or restricts the consummation of the transactions, or has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or could affect the validity of this Agreement or its enforceability against any shareholder or the Company, or compliance by any shareholder or the Company. Except set forth in Section

4.8 of the Company Disclosure Schedule as of the date hereof, there are no material Claims or Judgments with respect to or affecting the properties, assets, personnel or business of the Company or any of its subsidiaries. The Company Financial Statements reflect an adequate reserve for all claims, suits, actions, proceedings, judgments, decrees, injunctions, rules or order pending or threatened against the Company or any of its subsidiaries through the date of such financial statements.

      Section 4.9. No Violation of Law. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, the Company and its subsidiaries are and, since August 31, 2003 have been in compliance in all material respects with all applicable provisions of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. The Company and its subsidiaries have all material permits, licenses, approvals, and other governmental authorizations, consents and approvals necessary to conduct its businesses as presently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits in all material respects.

      Section 4.10. Contracts. Section 4.10 of the Company Disclosure Schedule lists, under the relevant heading, oral or written contracts, agreements, arrangements, guarantees, licenses, leases and commitments (each a "Contract"), that, to the Knowledge of the Company, exist as of the date hereof to which the Company or any subsidiary is a party or by which it is bound and which fall within any of the following categories (collectively, the "Material Contracts"):
(a) Contracts not entered into in the ordinary course of the Company's or any of its subsidiaries' businesses and other than those that individually or in the aggregate are not material to the business of the Company and any of its subsidiaries, taken as a whole, (b) joint venture and partnership agreements,
(c) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the consummation of any of the transactions could have the effect of limiting the freedom of Parent or to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $50,000 with respect to inventory purchases for resale, and $50,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing or distribution relationships of the Company or its subsidiaries or their affiliates (including after consummation of any of the transactions), Parent or any of its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $50,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or its subsidiaries or commitments for the borrowing or the lending by the Company or its subsidiaries of amounts in excess of $50,000 in the aggregate or providing for the creation of any Encumbrance upon any of the assets of the Company or its subsidiaries with an aggregate value in excess of $50,000, (h) Contracts providing for "earn-outs" or other contingent payments by the Company or its subsidiaries involving more than $50,000 per contract over the terms of all such Contracts, (i) Contracts associated with off balance sheet financing, including but not limited to arrangements for the sale of receivables, (j) Material Licenses (as defined in Section 4.16), (k) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements entered into since February 1, 1998 where the consideration in any individual transaction exceeds $50,000, (l) material Contracts with respect to which a change in the ownership (whether directly or indirectly) of shares of Company Common Stock or the composition of the Board of Directors of the Company may result in a violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefits under such Contract, except any such Contract that is not material to the business of the Company, (m) contracts with consultants, employees, officers or directors of the Company or any of its subsidiaries or (n) contracts with Governmental Entities (as defined below) involving an obligation by the Company or any of its subsidiaries to make a payment in excess of $50,000 (excluding customary rebates or credit to Governmental Entities pursuant to such contracts). All Material Contracts to which the Company or any of its subsidiaries is a party or by which they are bound are valid and binding obligations of the Company and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto and are in full force and effect. Neither the Company, it subsidiaries, nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Material Contract. Notwithstanding the above, Material Contracts shall not include contracts or agreements with customers, vendors and suppliers entered into in the ordinary course of business
(i) which are terminable on less than 60 days prior written notice by either party or (ii) which do not contain minimum purchase or other commitments or obligations provisions on the part of the Company.

      Section 4.11. Taxes. Except as disclosed in Section 4.11 of the Company Disclosure Schedule:

                      (a) All federal, state, local and foreign returns, estimates, information statements and reports, including any schedule or attachment thereto or any amendment thereof ("Tax Returns"), relating to any and all Taxes concerning or attributable to the Company and its subsidiaries or their respective operations required to be filed by or on behalf of the Company or its subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, correct and complete in all material respects. All Taxes, whether or not shown as due on such Tax Returns, have been timely paid. Adequate reserves or accruals for Taxes have been (or will be) provided on the Company's books and the Company Financial Statements, in accordance with GAAP, with respect to any period (or portion thereof) up to the Closing Date for which Tax Returns have not been filed or for which Taxes are not yet due and owing. The Company has made available to Parent all material Tax Returns, examination reports and statements of deficiencies filed or received for all taxable periods since February 1, 2000.

                      (b) Neither the Company nor any of its subsidiaries have waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                      (c) Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and its subsidiaries are not a party to any Tax allocation or Tax sharing agreement.

                      (d) The Company and its subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Authority all material Taxes required to be so withheld and paid over.

                      (e) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its subsidiaries. No audit or other examination of any Tax Return of the Company or any of its subsidiaries is currently in progress. No Governmental Authority with respect to which the Company or any of its subsidiaries does not file Tax Returns has claimed that the Company or any of its subsidiaries are, or may be, subject to taxation by that jurisdiction.

                      (f) Neither the Company, any of its subsidiaries nor any other person on behalf of the Company or its subsidiaries, has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or its subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method (and the Company and each of its subsidiaries has no application pending with any Governmental Authority with respect to an accounting method change), (iii) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or
(iv) granted a power of attorney with respect to any Tax matter that would have continuing effect after the Closing.

                      (g) Neither the Company nor its subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities.

                      (h) Neither the Company nor any subsidiary is a party to any agreement, contract, arrangement or plan (including this Agreement and the consummation of the Merger) that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) or that would bind the Company or its subsidiaries to compensate any individual for excise Taxes paid under Section 4999 of the Code.

                      (i) The Company and it subsidiaries have never been a member of an affiliated group of corporations (as that term is defined in Section 1504(a)(1) of the Code, or any similar provision of state, local, or foreign law), and the Company and its subsidiaries have no liability for the Taxes of any person under Treasury Regulation 'SS' 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

                      (j) The Company and its subsidiaries have not been the "distributing corporation" or the "controlled corporation" within the meaning of
Section 355(a) of the Code.

                      (k) There are no Encumbrances for Taxes on the assets of the Company or its subsidiaries, except for Liens for Taxes not yet due and payable.

                      (l) Neither the Company not any Shareholder is a foreign person within the meaning of Sections 897 and 1445 of the Code.

                      (m) The Company and each of its subsidiaries is not a U.S. real property holding corporation as defined in Section 897 of the Code and has not been such a corporation during the five-year period ending on the date of the Closing Date.

                      (n) The Company and its subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. The Company and its subsidiaries have not invested in any entity or entered into any arrangement that is a "tax shelter" within the meaning of Section 6662(d)(2)(C) of the Code or that has been described in any list or announcement published pursuant to Section 6662(d)(2)(D) of the Code.

                      (o) The disallowance of a deduction under Section 162(m) of the Code of employee remuneration will not apply to any amount paid or payable by the Company under any commitment, program, arrangement or understanding.

      Section 4.12.   Employee Benefit Plans; ERISA.

                      (a) For purposes of this Agreement, (i) "Company Plan" means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan"); (y) each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) ("Welfare Plan") maintained contributed to or required to be contributed to by the Company and any of its ERISA Affiliates, and (z) each stock option, stock purchase, stock appreciation right and stock based plan and each deferred compensation, severance, change-in-control, incentive and bonus plan, program, contract or agreement, whether funded or unfunded, written or unwritten, subject to ERISA or exempt, maintained by the Company or any ERISA Affiliate (as such term is defined below) for the benefit of current or former employees or current or former directors of the Company; and (ii) "ERISA Affiliate" means any trade or business whether or not incorporated, under common control with the Company within the meaning of
Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.

                      (b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) all current plan documents, trust agreements, insurance contracts and other funding vehicles, and amendments thereto; (ii) all Form 5500 series forms for the most recently ended plan year (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan for which such filing is required; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; (iv) the most recent IRS determination letter for each Pension Plan which is intended to be qualified under Section 401(a) of the Code (and any current or pending application with respect to any Pension Plan); and (v) the most recent actuarial report for all Pension Plans requiring actuarial valuation.

                      (c) The Company and, with respect to the Company Plans each ERISA Affiliate, and each of the Company Plans, are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to the Company Plans.

                      (d) All contributions to and payments from any Company Plan which may have been required in accordance with its terms and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All contributions with respect to the period ending on the Closing Date will have been paid by that date, even though not due until a later date. No Pension Plan which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or to Section 412 of the Code has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code and no funding deficiency has been waived within the meaning of Section 303 of ERISA or Section 412 of the Code. The funding method used in connection with each Company Plan is acceptable under current IRS guidelines and the actuarial assumptions used in connection with funding each such Company Plan are reasonable. No asset of the Company, and no asset of any ERISA Affiliate which is to be acquired by Parent pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code
Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

                      (e) Except as indicated on Schedule 4.12(e), all material reports, returns and similar documents with respect to the Company Plans required to be filed with any government agency or distributed to any Company Plan participant have been duly and timely filed or distributed.

                      (f) The Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Company Plan that is, or was during any taxable year of the Company or any ERISA Affiliate for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

                      (g) No conditions exist that would reasonably be expected to subject the Company, or any ERISA Affiliate to any material liability under Title IV of ERISA. Set forth in Section 4.13(g) of the Company Disclosure Schedule are the unfunded liabilities and projected costs, as of the date of this Agreement, of each of the Company Plans. Unfunded liabilities include, but are not limited to, (1) the excess of the liabilities, determined using both the accumulated benefit obligation and projected benefit obligation methodology of Statement of Financial Accounting Standards No. 87, of any Company Plan subject to Title IV of ERISA over the fair market value of such Company Plan's assets (2) the amount of any unfunded deferred compensation, including, without limitation the present value, based on the methods and assumptions described in (1) of an Company Plan described in Section 201(2) of ERISA and (3) the actuarially determined present value of any obligation to provide retiree medical or life insurance benefits. For the purposes of this
Section 4.13(g) unfunded liabilities and projected costs have been determined by the Company and its actuaries using actuarial methods and assumptions that are, individually and in the aggregate, reasonable taking into account circumstances known to them as of the date of this Agreement, specifically including assumptions as to mortality and expected retirement ages, and, except as adjusted to satisfy the requirements that such assumptions be reasonable, consistent with prior practice. Projected costs include all legally required contributions to any such plans, plus the reasonably estimated ongoing costs of providing the annual benefits payable under any such Company Plans on the assumption those plans remain in effect in accordance with their terms.

                      (h) Neither the Company nor any of its ERISA Affiliates, currently maintains or has, within the previous six years, maintained, been obligated to contribute to or incurred any liability that remains unsatisfied as of the date of this Agreement with respect to any multiemployer plan, as defined in Section 3(37) of ERISA.

                      (i) Except as set forth on the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or legally binding agreement to maintain or contribute to any Company Plan.

                      (j) Each Company Plan (i) has been administered in material compliance with its terms (except that in any case in which any Company Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision); (ii) which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and no determination letter with respect to any Company Plan has been revoked nor has the Company or any ERISA Affiliate received notice of threatened revocation, nor has any Company Plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its cost nor has any Company Plan been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iii) may, without liability, be amended, terminated or otherwise discontinued, except as specifically prohibited by federal law; and (iv) which constitutes a "Group Health Plan" under the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations issued thereunder, such Group Health Plans are in compliance in all material respects with applicable provisions of HIPAA and the HIPAA regulations.

                      (k) There are no pending investigations by any governmental agency involving the Company Plans, no termination proceedings involving the Company Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against any Company Plan or asserting any rights or claims to benefits under any Company Plan which could give rise to any material liability, nor, to the best of the Company's or any ERISA Affiliate's knowledge are there any facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                      (l) Neither the Benefit Plans, the Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to the best of the Company's knowledge, any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA.

                      (m) Except as set forth in Section 4.12(m) of the Company Disclosure Schedule which shall include a detailed description of the payments and other obligations of the Company under such Company Plan, no Company Plan provides benefits, payments or other remuneration to any employee, director, former employee or former director, including, without limitation, death or medical benefits, upon a change of control, or beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Company Plan qualified under Section 401(a) of the Code. Except as set forth in Section 4.12(m) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

                      (n) The Company maintains, and has complied with in all material respects, its policies or practices, on the proper classification for all employees, leased employees, consultants and independent contractors, for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any Company Plan).

                      (o) Neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Company Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

                      (p) There are no material pension, welfare, stock option, stock purchase, stock appreciation right, other stock based, deferred compensation, severance, change-in-control, incentive or bonus plan, program, contract or agreement which would be described in Section 4.12(a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States.

      Section 4.13. Labor Controversies. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any of their respective employees, except for such controversies which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company and each of its subsidiaries have no knowledge of any current strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or its subsidiaries.

      Section 4.14.   Environmental Matters.

                      (a) The Company and each of its subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, orders, rules, regulations, ordinances, decrees, orders or judgments relating to protection of human health and the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and worker health and safety (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material Permits required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Neither the Company nor its subsidiaries have received written notice of or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, penalty, demand or notice by any Person alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that is unresolved or for which payment or other performance is still pending. Neither the Company nor any of its subsidiaries have received any unresolved written request for information, notice of claim, demand or notification that it is or may be potentially responsible for any investigation, examination or response action in connection with any Release or threatened Release of Hazardous Substances.

                      (b) No hazardous, toxic or polluting substance, material or waste, including, without limitation, petroleum or fractions thereof, polychlorinated biphenyls, asbestos or asbestos-containing materials, and radioactive materials ("Hazardous Substances") have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") by or on behalf of the Company. Except as disclosed in Section 4.14(b) of the Company Disclosure Schedule, to the actual Knowledge of the Company, no person at any property now or formerly owned, operated or leased by the Company or any of its predecessors has Released any Hazardous Substances. No asbestos, asbestos-containing materials or polychlorinated biphenyls are present at any building on the property operated or leased by the Company or its subsidiaries in violation of Environmental Laws or which requires abatement, removal, retrofilling or other investigation, remediation or other response action. No Hazardous Substances managed, used, generated, treated, manufactured, processed, handled, stored, recycled, transported, disposed or Released by the Company or its subsidiaries or any of their predecessors has come to be located at any site listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response and Liability Act, CERCLIS or any similar list maintained by any Governmental Authority or which requires investigation, remediation or other response actions under applicable Environmental Laws. Neither the Company nor any of its subsidiaries have retained or assumed by contract any material liability or responsibility for any environmental matters including liability under or violations of Environmental Laws. Except as set forth in Section 4.14 of the Company Disclosure Schedule and heretofore provided to Parent and Subsidiary, there have been no environmental inspections, studies, audits, tests, reviews or other analyses in relation to any property or business now or previously owned, operated or leased by Company and its subsidiaries.

      Section 4.15. Title to Assets. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good and valid title to all its material leasehold interests and other material assets and properties (real, personal or intangible) reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Encumbrances, except (a) liens for current taxes, payments of which are not yet delinquent, and (b) such imperfections in title and easements and encumbrances, if any, as do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations. Section 4.15 of the Company Disclosure Schedule sets forth the addresses of the real property owned by the Company and its subsidiaries. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default. The material machinery and equipment owned or leased by the Company and its subsidiaries is (i) suitable for the uses to which it is currently employed and (ii) in good operating condition (except for ordinary wear and tear).

      Section 4.16.   Intellectual Property; Software.

                      (a) The Company and each of its subsidiaries owns, or is validly licensed or otherwise has the right to use (in each case, free and clear of all material Encumbrances) all patents, patent applications, trademarks (both registered and unregistered), trade names, service marks (both registered and unregistered), copyrights (both registered and unregistered) and other proprietary intellectual property rights, computer programs and other technology that are material to the Company's and its subsidiaries' businesses. Section 4.16(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and pending patent applications, trademarks, service marks, trade names, material copyrights (including without limitation, computer software programs), and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress and domain names (collectively "Intellectual Property") owned or held for use by the Company or any of its subsidiaries in the conduct of their business.

                      (b) Section 4.16(b) of the Company Disclosure Schedule sets forth a list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) other than commercial off the shelf ("COTS") licenses for software ("Material License") (A) pertaining to any patents, trademarks, service marks, trade names, trade dress, copyrights, trade secrets, computer software (other than commercially available, off-the-shelf software applications obtained or licensed for less than $5,000), web site design, or other intellectual property used by the Company or its subsidiaries in the conduct of their businesses, and (B) by which the Company licenses or otherwise authorizes a third party to use the Company's or its subsidiaries' Intellectual Property. The Company is in compliance in all material respects with all applicable provisions of such agreements, and such agreements are now, and immediately following the Closing shall be, in full force and effect. Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, the transactions contemplated under this Agreement do not and will not trigger any provision under any such license agreement to (x) permit the termination of such agreement by the licensor; (y) permit the renegotiation of any terms, including without limitation the amount of any commission, royalty or other fee(s) payable under such agreement; or (z) restrict, in any material way, the Company's or Surviving Corporation's use of such intellectual property in the business subsequent to the Effective Time. To the Knowledge of the Company, the computer software and information technology systems owned, leased or licensed for use in the business do not contain any viruses, worms, or other disabling or malicious code, and any such software or systems, to the extent applicable, will consistently and accurately interpret, calculate, manipulate, store, and exchange data/time date.

                      (c) In each of the following cases, except for those matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the business operations of the Company and its subsidiaries do not infringe, dilute, misappropriate or otherwise violate the patents, trademarks, service marks, trade names, trade dress, copyrights (including computer software), trade secrets or other intellectual property rights of any Person; (ii) to the Knowledge of the Company, no Person is challenging or infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Company Intellectual Property; (iii) the Company and its subsidiaries have not received any written notice or otherwise has Knowledge of any claim, demand, suit, order or proceeding that the operations of the Company or its subsidiaries infringe, misappropriate or otherwise violate the intellectual property rights of any Person; (iv) to its Knowledge, all Company Intellectual Property is in full force and effect, is held of record in the name of the Company or its subsidiaries free and clear of all Encumbrances, and is not the subject of any cancellation or reexamination proceeding or any proceeding challenging their extent or validity; and (v) none of the material trade secrets, know-how or other confidential or proprietary information of the Company or its subsidiaries has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement.

                      (d) The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company and its subsidiaries, including all computer hardware, software, firmware and telecommunications systems used in the business of Company and its subsidiaries perform reliably and in material conformance with the appropriate specifications or documentation for such systems. Except for scheduled or routine maintenance, the information technology systems of Company and its subsidiaries are fully available for use in the business and, as applicable, by the customers and clients of the Company, 24 hours a day, 7 days a week. The Company and its subsidiaries have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the business.

                      (e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, the Company and its subsidiaries own or possess the right to use, including without limitation the right to modify and create derivative works of, the design, content, and all intellectual property rights associated with and contained in all of the Company's and its subsidiaries' operating web sites. The Company and its subsidiaries own all right, title and interest in the design and content of the web site free and clear of all claims, including without limitation claims or rights of joint owners and employees, agents, consultants or other parties involved in the development, creation, maintenance or enhancement of the web site.

      Section 4.17. Brokers and Finders. Except for its obligation to pay fees and expenses pursuant to its agreement with Everingham & Kerr, Inc., neither the Company nor its subsidiaries have entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company or any of its subsidiaries or Parent or any of its subsidiaries to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses payable to Everingham & Kerr, Inc., no Person is entitled to receive any investment banking, brokerage or finder's fee, or commission in connection with this Agreement, the Merger or the other transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

      Section 4.18. New Jersey Shareholders Protection Act and Rights Agreement. Prior to the date hereof, the Board of Directors of the Company has taken all action necessary to exempt under or make not subject to (x) the provisions of the New Jersey Shareholders Protection Act (the "NJSPA") and (y) any other New Jersey takeover law or New Jersey law that purports to limit or restrict business combinations: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

      Section 4.19.   Affiliate Transactions. Except as disclosed in Section
4.19 of the Company Disclosure Schedule, since December 31, 2001, no director, officer, employee or greater than five percent (5%) shareholder of the Company or member of the family of any such Person or any entity in which any such Person or any member of the family of any such Person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with the Company or any of its subsidiaries, including any Contract providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or firm, other than employment-at-will arrangements in the ordinary course of business.

      Section 4.20. Products Liability. To the Knowledge of the Company, there are no (a) liabilities, known or unknown, fixed or contingent, with respect to any products of the Company or any of its subsidiaries that are based on a theory of strict product liability, negligence or other tort theories (as distinct from product warranty claims described in clause (b) below), or (b) liabilities of the Company or its subsidiaries, known or unknown, fixed or contingent, which have been asserted, for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by the Company or it subsidiaries (other than any claim based on standard warranty obligations made by the Company or it subsidiaries in the ordinary course of the conduct of their respective businesses to purchasers of their products), which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect. Section 4.20 of the Company Disclosure Schedule contains copies of the Company's standard warranties and return policies. The Company, its subsidiaries and each of their respective predecessors has not and does not produce, market, distribute, sell or otherwise use in the operation of its business any product or component that contains asbestos.

      Section 4.21. Relationship with Customers and Suppliers. Section 4.21 of the Company Disclosure Schedule lists the names and addresses of the 10 suppliers of the Company and its subsidiaries which accounted for the largest dollar volume of purchases by the Company and its subsidiaries for the twelve months ended August 31, 2003 (the "Major Suppliers"). Section 4.21 of the Company Disclosure Schedule lists the names and addresses of the 10 customers of the Company and its subsidiaries which accounted for the largest dollar volume of purchases from the Company and its subsidiaries for the twelve months ended August 31, 2003 (the "Major Customers"). The Company knows of no written or oral communication, fact, event or action which exists or has occurred within 12 months prior to the date hereof, which would lead the Company reasonably to believe that any Major Customer or any Major Supplier will terminate or materially and adversely modify its business relationship with Company and its subsidiaries.

      Section 4.22.   Indemnification Claims. Other than as set forth in Section
4.22 of the Company Disclosure Schedule, the Company is not aware of any indemnification, breach of contract or similar claims by or against the Company or any of its subsidiaries which are pending or threatened (or which could be reasonably expected to be made in the future), in each case in excess of $100,000 in amount, with respect to any acquisition or disposition by the Company or any of its subsidiaries of any assets or businesses.

      Section 4.23. Absence of Questionable Payments. To the Company's Knowledge, neither the Company, nor its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of (i) Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. 'SS'79dd-2), as amended, or
(ii) any other applicable foreign, federal or state law. To the Company's Knowledge, neither the Company, nor its subsidiaries, nor any current director, officer, agent, employee or other person acting on behalf of the Company or its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

      Section 4.24. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on the date of execution of this Agreement, has unanimously approved this Agreement and (i) determined that this Agreement and the transactions, including the Merger, are fair to and in the best interests of the shareholders of the Company and declared the Merger to be advisable; (ii) approved this Agreement; and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company's shareholders at the Company's Shareholders' Meeting.

      Section 4.25. Insurance. Except as set forth in Section 4.25 of the Company Disclosure Schedule, the Company and its subsidiaries have been fully covered at all times by insurance in scope and amount customary and reasonable for the businesses in which they are engaged and the liabilities they have incurred. Section 4.25 of the Company Disclosure Schedule contains a complete and correct list of all policies of insurance of the Company and its subsidiaries for the past 5 years, including the policy numbers, coverage amounts and deductibles for each policy. The Company has made available true, correct and complete copies of such policies to Parent. All such policies are in full force and effect. All premiums due on such policies have been paid in full. There is no default with respect to any provision contained in any such policy which could have an adverse affect upon the ability of the insured to collect insurance proceeds under such policy, nor has there been any failure by the insured to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company or any of their affiliates. Since its inception, all products liability and general liability policies maintained by or for the benefit of the Company and its subsidiaries have been "occurrence" policies and not "claims made" policies.

      Section 4.26.   Government Contracts.

                      (a) (i) To the knowledge of the Company none of its employees or its subsidiaries' employees is or during the last three years has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or information by any regulatory authority of the United States Federal Government or any state government or any of their respective agencies, the contracting or auditing function of any governmental entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity or the respective state equivalent, or any prime contractor with a governmental entity (a "Governmental Entity"), (ii) to the Knowledge of the Company, there is no pending audit or investigation by any Governmental Entity of the Company or its subsidiaries with respect to any alleged irregularity, misstatement, or omission arising under or relating to a Government Contract (as defined below), and (iii) during the last three years, neither the Company nor its subsidiaries has made a voluntary disclosure with respect to any alleged irregularity, misstatement, or omission arising under or relating to a Government Contract. To the Knowledge of the Company, neither the Company nor its subsidiaries has made any intentional misstatement or omission in connection with any voluntary disclosure that has led to any of the consequences set forth in clause (i) or
(ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment, or disallowance of cost. For purposes of this Agreement, "Government Contract" means any contract that (i) is between the Company or a subsidiary and a Governmental Entity or (ii) is entered into by the Company or a subsidiary as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Entity.

                      (b) To the Knowledge of the Company, there are (i) no outstanding claims against the Company or any subsidiary by a Governmental Entity or by any prime contractor, subcontractor, or vendor arising under any Government Contract and (ii) no disputes between the Company or a subsidiary and a Governmental Entity under the Contract Disputes Act or any other federal or state statute or between the Company or a subsidiary and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract, except any such claim or dispute that would not reasonably be expected to result in a Company Material Adverse Effect.

                      (c) Neither the Company nor any subsidiary has been suspended or debarred from doing business with a Governmental Entity and is not the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

                      (d) No misstatement contained in schedules of Government-furnished equipment provided to a Governmental Entity by the Company or a subsidiary under any Government Contract would reasonably be expected to result in a Company Material Adverse Effect.

                      (e) The Company and each of its subsidiaries has not, with respect to any Government Contract, or within the past three years with respect to any former contract with a Governmental Entity, received a cure notice advising the Company or any subsidiary that it was in default or would, if it failed to take remedial action, be in default under such contract.

                      (f) All amounts previously charged by the Company or any subsidiary to any Government Contract have been reasonable, allowable, and allocable (as such terms are defined in the Federal Acquisition Regulations) and in accordance with Government Cost Accounting Standards to each such contract or proposal.

                      (g) To the Knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 'SS'52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 'SS'52.241-1, 52.249-2 or similar sections), or (iii) a Stop Work Order (as provided in 48 C.F.R. Ch.1 'SS'52.212-13 or similar sections); and the Company and its subsidiaries have no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

                      (h) Except as set forth in Section 4.26(h) of the Company Disclosure Scheduled, the Company and its subsidiaries have no agreements, contracts, or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

                      (i) Except as described in Section 4.26(i) of the Company Disclosure Schedule, no item of Intellectual Property (as defined in
Section 4.16) has been conceived, developed, created or reduced to practice under or pursuant to any Government Contract.

      Section 4.27. Shareholders. There are no more than 35 purchasers (as such term is defined by Regulation D of the Securities Act, as defined below) of the Company that will purchase the Notes.

      Section 4.28. Disclosures. No representation or warranty made by the Company in this Agreement, nor any statement or record contained in the Company Disclosure Schedule of this Agreement or certificate furnished by the Company to the Parent or Subsidiary pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

      Parent and Subsidiary each represent and warrant to the Company that:

      Section 5.1. Organization and Qualification. Each of Parent and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True, accurate and complete copies of each of Parent's and Subsidiary's articles (or certificate) of incorporation or formation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

      Section 5.2.    Authority; Non-Contravention; Approvals.

                      (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate, the Merger and the other transactions. This Agreement has been approved by the shareholders of Subsidiary and the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

                      (b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary does not and the consummation of the Merger and the other transactions will not violate, conflict with or result in violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under (i) the respective articles (or certificates) of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any law, regulation, judgment, injunction, order or decree binding on or applicable to Parent or any of its subsidiaries, except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected; subject in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (before the Effective Time) the Parent Required Statutory Approvals (as defined in Section 5.2(c)). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clause
(iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                      (c) Except for (i) filings under any applicable state securities or blue sky laws or state takeover laws, (ii) the filing of appropriate documents with the relevant authorities of other states or jurisdictions in which the Parent or any of its subsidiaries is qualified to do business, (iii) the making of the Merger Filing with the Department of Treasury of the State of New Jersey in connection with the Merger, (iv) any required filings with or approvals from applicable environmental authorities, public service commissions and public utility commissions, and (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, if applicable (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

      Section 5.3. Financing. Parent has and will have at the Effective Time, and will make available to Subsidiary (or cause to be made available), $2,250,000 in funds, which funds will be utilized to consummate the Merger on the terms contemplated by this Agreement.

      Section 5.4. Brokers and Finders. Parent and its subsidiaries have not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, to pay prior to the Effective Time any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except as set forth in
Section 4.17, to the Knowledge of Parent, no Person is entitled to receive from the Company any investment banking, brokerage or finder's fee or commission prior to the Effective Time in connection with this Agreement, the Merger or the other transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

      Section 5.5. Subsidiary. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby. There are no debts, obligations or liabilities of Subsidiary immediately prior to the Effective Time other than those relating to the financing provided by Parent as contemplated in Section 5.3, which financing has been approved by the Company.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

      Section 6.1.    Mutual Covenants.

                      (a) General. Subject to the terms and conditions hereof (including Section 7.2(b)), each of the parties shall (and shall cause its respective subsidiaries to) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions, including, without limitation, using reasonable efforts to prepare, execute and deliver such instruments and take or cause to be taken such actions as are necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such commercially reasonable efforts shall apply to, without limitation, the obtaining of all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary to the consummation of the transactions.

                      (b) Other Governmental Matters. Subject to the terms and conditions hereof, each of the parties hereto shall (and shall cause its subsidiaries to) use commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Authority any consent, license, permit, waiver, approval, authorization required or appropriate to be obtained by either Parent or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Merger and the other transactions required under any applicable federal or state securities or other laws, and
(iii) effect all other necessary registrations, filings and submissions. Each of the parties shall (and shall cause each of their respective subsidiaries to) cooperate and use commercially reasonable efforts to contest vigorously and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Merger or any other transaction.

                      (c)   Shareholder Approval.

                            (i)   (A) As soon as practicable but in no event
later than March 26, 2004, the Company shall duly call and give notice of a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholders' Approval and (B) as soon as practicable following the execution of this Agreement convene and hold the Shareholders Meeting for the purpose of obtaining the Company Shareholders' Approval.

                            (ii)  To the extent permitted by law, Parent
agrees to cause all shares of Company Common Stock owned by Parent or any of its subsidiaries to be voted in favor of the Merger.

                      (d) Notification of Certain Matters. From and after the date hereof and until the Effective Time, upon receiving knowledge thereof, each party hereto shall promptly notify the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or could reasonably be expected to result in, any condition to the Merger set forth in Article VIII, not being satisfied, (ii) the Company's failure to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or could reasonably be expected to result in, any condition to the Merger set forth in Article VIII, not being satisfied and (iii) any representation or warranty made by such party contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified as to materiality becoming untrue or inaccurate in any material respect; provided, however, that the delivery of any notice pursuant to this
Section 6.1(d) shall not cure any breach of any representation or warranty contained in this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                      (e) Public Statements. All press releases or other public statements with respect to the Merger or the other transactions contemplated hereby issued or made available to customers and suppliers of the Company shall require the prior mutual agreement and approval of both Parent and the Company, unless otherwise required by applicable law.

                      (f) The Company and its Board of Directors shall (i) use best efforts to ensure that no state takeover statute or similar statute, rule or regulation (including Sections 14A:10A-1 to 14A:10A-6 of the NJBCA) is or becomes applicable to, the Merger, this Agreement, or any of the other transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to, the Merger, this Agreement or any other transactions, use best efforts to ensure that the Merger and the other transactions, including the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions.

                      (g) The Company shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any of its subsidiaries to, take any action or nonaction that will, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 7.2, or any condition to the Merger set forth in Article VIII, not being satisfied.

      Section 6.2.    Covenants of the Company.

                      (a) Conduct of Business. Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and before the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise consent in writing, the Company shall (and shall cause its subsidiaries to):

                            (i)   to conduct its business in the ordinary course
of business in all material respects, in substantially the same manner as conducted before the date of this Agreement;

                            (ii)  use commercially reasonable efforts to
preserve intact its business organizations and goodwill, keep available the services of its respective present officers and key employees, and preserve the goodwill and business relationships with material customers and others having material business relationships with it; and

                            (iii) not

                                        (A)   amend or propose to amend its
articles (or certificate) of incorporation or bylaws or equivalent organizational documents;

                                        (B)   authorize for issuance, issue,
sell, offer, deliver pledge or otherwise encumber or agree, propose to offer or commit to issue, sell, deliver, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any additional shares of its capital stock of any class or other securities (except commercial loans) or equity equivalents (including, without limitation, stock options and any stock appreciation rights) or securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for any capital stock of the Company other than as provided in Section 3.6 hereof), except that upon written notice to Parent the Company may issue shares upon exercise of options or the vesting of stock grants outstanding on the date hereof, in accordance with their respective terms as in effect on the date hereof;

                                        (C)   split, combine or reclassify its
outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company;

                                        (D)   adopt, authorize or propose a plan
of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

                                        (E)   redeem, purchase, acquire or offer
or propose to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

                                        (F)   make or agree to make, by merging
or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any material acquisition of any assets or businesses other than (1) the purchase of inventories and supplies from suppliers and vendors in the ordinary course of business, and (2) expenditures for fixed or capital assets not in excess of $100,000 in the aggregate;

                                        (G)   sell, lease, exchange pledge,
encumber or otherwise dispose of any material assets or businesses other than
(1) sales of obsolete and excess assets and sales of inventories in the ordinary course of business, (2) sales of businesses or assets disclosed in the Company Disclosure Schedule, and (3) Encumbrances entered into in the ordinary course of business;

                                        (H)   make or revoke any material Tax
election except in a manner consistent with past practice, change any method of accounting for Tax purposes, or settle or compromise any material Tax liability with any Governmental Authority or agree to an extension of a statute of limitations;

                                        (I)   adopt or effect any change in
accounting policies or practices, except to the extent required by generally accepted accounting principles, or by applicable law;

                                        (J)   purchase any derivative
securities, except for purchases to hedge interest and rate exposure in the ordinary course of business;

                                        (K)   settle or compromise any material
claims or litigation or modify or amend or terminate any Contracts or waive, release or assign any material right or claims;

                                        (L)   (i) incur any indebtedness for
borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company;

                                        (M)   enter into any Contract with
commitments by the Company or any of its subsidiaries for expenditures of $5,000 or more individually and $25,000 in the aggregate except those incurred in the ordinary course of business consistent with past practices;

                                        (N)   pay, discharge, settle or satisfy
any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Company Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                                        (O)   grant any bonus, award, loan, pay
raise, unusual or extraordinary sick pay or vacation payment or unusual salary or other payments, disbursements or other distributions in any manner or form to any of the Company's or its affiliates, shareholders, directors, officers or employees (or related parties thereto); provided, however, that (i) the Company shall be entitled to make bonus payments for the quarter ended November 30, 2003 to management level employees of the Company and (ii) the Company shall be entitled to grant pay raises to management level employees, in each of (i) and
(ii) upon providing Parent with written notice of the amounts of such bonus payments and/or pay raise and the name of the employee at least five (5) days prior to making such bonus payment and/or granting such pay raise;

                                        (P)   make a contribution in cash or
assets to any rabbi trust or any analogous funding mechanism maintained or created to provide security under a nonqualified Company Plan, except to the extent required under such Company Plan as it exists on the date of this Agreement; or

                                        (Q)   enter into any letter of intent or
binding contract, agreement, commitment or arrangement with respect of any of the foregoing.

                      (b) The Company shall cause to be prepared and timely filed all Tax Returns required to be filed by the Company on or prior to the Closing Date (the "Company Pre-Closing Returns"). The Company Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the Company's past practices except as otherwise required by applicable law. The Company shall allow Parent the opportunity to review and comment on the Company Pre-Closing Returns to be filed after the date hereof for a reasonable period prior to the intended filing date. The Company shall cause to be timely paid and shall be responsible for all Taxes due with respect to Company Pre-Closing Returns.

                      (c) Parent shall cause all other Tax Returns of the Company to be prepared and filed. With respect to any such Tax Return that includes a period prior to the Closing Date (the "Straddle Period Returns"), Parent shall deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 10.2(b), to the portion of the Tax period ending on the Closing Date) to the Shareholders' Agent, for review and comment, at least 60 days prior to the applicable filing deadline for such return. The Shareholders' Agent shall promptly notify Parent of any disputed items with respect to the Straddle Period Returns and the parties shall diligently attempt to resolve such disputes. If such disputes cannot be resolved within 30 days prior to the applicable filing deadline, such disputes shall be submitted to an independent accounting firm mutually acceptable to the Company and Parent for final resolution.

                                   ARTICLE VII

                      ADDITIONAL AGREEMENTS OF THE PARTIES.

      Section 7.1.    Access to Information.

                      (a) Subject to applicable law and to the terms and conditions of the Confidentiality Agreement dated April 24, 2003 between Everingham & Kerr, Inc. and Parent (the "Confidentiality Agreement"), the Company and its subsidiaries shall afford to Parent and Subsidiary and Parent's employees, directors, officers, accountants, counsel, financial advisors and other representatives (the "Parent Representatives") full access during normal business hours and at other times with reasonable notice throughout the period before the Effective Time (including for the purpose of conducting any environmental investigations or audits that Parent or Subsidiary reasonably determine are necessary) to all of the Company's properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Parent or the Parent Representatives (i) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws, (ii) such other information concerning the Company's business, properties and personnel as Parent shall reasonably request, and (iii) permit Parent to make such inspections as it may require (and the Company shall cooperate with in any inspections, including, without limitation, environmental diligence). Parent and its subsidiaries shall hold and shall use commercially reasonable efforts to cause the Parent Representatives to hold in strict confidence all nonpublic documents and information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance and subject to the Confidentiality Agreement.

                      (b) The parties acknowledge that certain of the information which has been and will be made available pursuant to this Agreement may be proprietary and include confidential information ("Confidential Information"). The Company and Parent shall each hold all such Confidential Information about the other in confidence and shall not disclose it to any Person (other than to their respective Representatives, so long as those Representatives agree to keep any such Confidential Information in confidence) without the approval of the Person supplying such information; provided, however, that the foregoing restriction shall not apply to any information which is or becomes publicly known or which is lawfully obtained from a third party, or to any disclosure required by law or in connection with the enforcement of the Company's or Parent's rights under this Agreement. If the transactions contemplated hereby are not consummated, Parent and Subsidiary shall return all documents containing proprietary or Confidential Information received from them and destroy any internal analyses based in whole or in part on such information. This section supplements the terms and conditions of the Confidentiality Agreement and shall not be construed to supersede such Agreement except to the extent expressly inconsistent herewith.

                      (c) If this Agreement is terminated, Parent shall promptly return to the Company (or, at the Company's request, destroy) all nonpublic written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event all documents, memoranda, notes and other writings (including all electronic versions thereof) prepared by Parent based on the information in such material shall be destroyed (and Parent shall cause the Parent Representatives to similarly destroy the documents, memoranda and notes), and, if requested by the Company, such destruction (and reasonable best efforts) shall be certified to the Company in writing by an authorized officer supervising such destruction.

      Section 7.2.    Acquisition Transactions.

                      (a) From and after the date hereof and before the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, and the Company shall cause its subsidiaries, officers, directors and employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, initiate, solicit, encourage (including by providing non-public or confidential information) or take any other action to facilitate, any inquiries or the making of any submissions of any Acquisition Proposal (as defined herein) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any of its affiliates or any attorney, accountant, investment banker, financial advisor or other representative or agent retained by it or any of its subsidiaries to take such action. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any subsidiary: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined herein) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries (or in the case of a person or group which beneficially owns more than 20% of the outstanding shares of any class of equity securities of the Company as of the date hereof, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act") in connection therewith; (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.2 by any officer, director, employee or affiliate of the Company or any attorney, accountant, investment banker or other advisor, agent or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

                      (b) Notwithstanding the provisions of paragraph (a) above or of this Agreement (other than the third sentence of this Section 7.2(b)), the Company may, prior to the adoption of this Agreement by the requisite vote of the shareholders of the Company, in response to a unsolicited, bona fide, written Acquisition Proposal from a financially capable Person (a "Potential Acquiror") which did not result from a breach of this Section 7.2, which the Company's Board of Directors determines would reasonably be expected to lead to, a Superior Proposal (as defined herein), furnish confidential or non-public information to such Potential Acquiror and negotiate with such Potential Acquiror, if, and only to the extent that (i) the Board of Directors of the Company, after consultation with and based upon the written opinion of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines reasonably and in good faith that the failure to do so would constitute a breach of the fiduciary duty of the Board of Directors of the Company under applicable law and (ii) prior to taking such action the Company (x) delivers to Parent and Subsidiary the notice required pursuant to Section 7.2(c) stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the Confidentiality Agreement and which, in any event, contains customary confidentiality and standstill restrictions and shall not contain any exclusivity provisions which would prohibit the Company from complying with its obligations under this Section 7.2 or otherwise under this Agreement. Additionally, nothing contained in this
Section 7.2 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended or from making any disclosure to the Company's shareholders if the Board of Directors of the Company, after consultation with and based upon the written opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to take such action would constitute a breach of the fiduciary duty of the Board of Directors under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Merger or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless and until the Company and the Board of Directors of the Company have complied with all the provisions of this Section 7.2. Notwithstanding anything herein to the contrary, the first sentence and second sentence of this Section 7.2(b) and the proviso of Section 7.2(d) shall not apply with respect to any Acquisition Proposal from a Person (or such Person's affiliates) that prior to the date hereof entered into a confidentiality agreement, non-disclosure agreement or similar arrangement with the Company or any of its subsidiaries or any of their respective agents in connection with such party's consideration of an Acquisition Proposal.

                      (c) The Company shall promptly notify (and, in any event, within one business day) Parent orally and in writing after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal and the status of any discussions with respect to an Acquisition Proposal. Such notice shall include the material terms of such request, Acquisition Proposal or inquiry and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company's response thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Immediately following the execution of this Agreement, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                      (d) Except as expressly permitted by this Section 7.2, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw, modify in a manner adverse to Parent or Subsidiary, or propose to withdraw, modify in a manner adverse to Parent or Subsidiary or fail to make its approval or recommendation of the Merger, this Agreement and the other transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 14A:10A-1 to 14A:10A-6 of the NJBCA) inapplicable to any person (other than Parent, Subsidiary or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such

Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the requisite vote of the shareholders of the Company, the Board of Directors of the Company may terminate this Agreement pursuant to Section 9.1(e) if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with and based upon the written opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to do so would constitute a breach of the fiduciary duty of the Board of Directors of the Company under applicable law, (C) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Subsidiary or their designee the Termination Fee referred to in Section 9.2, (D) the Company is not in material breach of this Agreement, including without limitation this Section 7.2, (E) the Company shall have complied with its obligations under Section 9.1(e) and (F) concurrently with such termination, the Company enters into a definitive acquisition agreement with respect to such Superior Proposal.

                      (e) "Superior Proposal" means any proposal made by one or more third parties (the "Bidders") to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries for consideration consisting of all cash and such Bidders have such consideration immediately available and such proposal is not otherwise subject to a financing or funding condition, which the Board of Directors of the Company determines reasonably and in good faith (based on the written opinion of a financial advisor of nationally recognized reputation) to be superior to the holders of Company Common Stock from a financial point of view (taking into account any changes to the terms of this Agreement that have been proposed by Parent in response to such proposal) and to be more favorable to holders of Company Common Stock (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Merger and the other transactions taken as a whole. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 20% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

      Section 7.3. Expenses and Fees. If the Agreement is terminated all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as provided in Section 9.2. If the Agreement and the transactions contemplated hereby are consummated, all costs and expenses incurred shall be paid by the party incurring such expenses, except that the Company shall pay (a) the reasonable fees and expenses of all of Parent's third party advisors (including accountants and legal advisors retained by Parent in connection with the transactions contemplated by this Agreement) up to $200,000 and (b) the reasonable fees of the Company's accountants and legal advisors. Notwithstanding anything herein to the contrary, the shareholders of the Company immediately prior to the Effective time shall pay any and all fees and expenses of Everingham & Kerr, Inc.

      Section 7.4.    Employee Benefits.

                      (a) During the period commencing at the Effective Time and ending on the first anniversary thereof (the "Anniversary Period"), the Surviving Corporation shall provide to employees who were employees of the Company or its subsidiaries immediately prior to the Effective Time (collectively, "Company Employees") severance benefits that are substantially similar to the severance benefits provided to those Company Employees under the Company's existing severance plans (the "Severance Plans") as they exist on the date of this Agreement. During the Anniversary Period, the Surviving Corporation shall provide to Company Employees (for so long as they are employed by the Surviving Corporation) salary and other benefits that are, in the aggregate, substantially similar to those provided by the Company and its subsidiaries to such Company Employees immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus plans, and retiree benefit plans, policies and arrangements), but excluding for purposes of this comparison the Company's long-term incentive programs or other Company Plans providing for compensation based on the equity of the Company and any such benefits provided prior to the Effective Time that consist of any equity-related compensation.

                      (b) Except to the extent prohibited by law, with respect to any employee benefit plans in which any Company Employees first become eligible to participate on or after the Effective Time, and in which such Company Employees did not participate before the Effective Time, the Surviving Corporation shall: (i) to the extent applicable, use commercially reasonable efforts to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time; (ii) provide each Company Employee with credit for any co-payments and deductibles paid before the Effective Time (to the same extent such credit was given under the appropriate Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such Company Employees to the extent such Company Employee's service was recognized by a Company Plan (or vacation, personal or sick day policy of the Company) as in effect on the date of this Agreement for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, benefit accrual) in any plan or policy in which such employees may be eligible to participate or receive benefits after the Effective Time, which provides the same type of benefits provided under the Company Plan as it existed immediately before the Effective Time and (iv) with respect to flexible spending accounts, provide each Company Employee with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs.

                      (c) Notwithstanding anything in this Section 7.4 to the contrary, (i) the Surviving Corporation shall not be required to take any actions under this Section 7.4 that would result in duplication of the benefits (including, without limitation, the accrual of benefits under a pension plan) with respect to any Company Employee, (ii) any plan, program or arrangement adopted or maintained by the Surviving Corporation, that is not a plan, program or arrangement that provides the same type of benefits provided under a Company Plan as of the date immediately prior to the Effective Time shall not be subject to the provisions of Section 7.4(b), and (iii) nothing in this Section 7.4 shall
(A) subject to Sections 7.4(a) and 7.4(b), prohibit any changes to or terminations of the Company Plans (including, but not limited to, the Severance Plans), (B) confer upon any Company Employee any right with respect to continued employment by the Surviving Corporation or any of its ERISA Affiliates, or (C) create any third party beneficiary rights in any Company Employee, any beneficiary or any dependent thereof with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Company Employee (or former Company Employee) by the Surviving Corporation or its ERISA Affiliates or under any benefit plan which the Surviving Corporation or its ERISA Affiliates may maintain or cause to be maintained with respect to such Company Employee.

      Section 7.5. Litigation. The Company shall give Parent and Shareholder's Agent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors or officers relating to the Merger or the other transactions contemplated by this Agreement, and shall give Parent the opportunity to participate in the defense of such litigation (at the Company's cost); provided, however, that no settlement shall be agreed to before the consummation of the Merger without Parent's consent, which consent shall not be unreasonably withheld or delayed; and provided further that no settlement requiring a payment or an admission of any wrongdoing by a director or officer shall be agreed to without such director's or officer's consent. Notwithstanding anything is this section to the contrary, Parent shall have the opportunity to direct the defense or settlement of shareholder litigation against the Company and its directors and officers relating to the Merger or the other transactions contemplated by this Agreement if each of the Litigation Conditions (as defined herein) have not been satisfied.

      Section 7.6. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which the Company and any of its subsidiaries is a party (other than any involving Parent or Subsidiary). Subject to the foregoing, during such period, the Company agrees to enforce and agrees to permit (and, to the fullest extent permitted under applicable law, hereby assigns its rights thereunder to Parent and Subsidiary) Parent and Subsidiary to enforce on its behalf and as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. Notwithstanding the foregoing, nothing in this
Section 7.6 is intended to prevent the Company from exercising its rights under
Section 7.2 in accordance with the provisions of such Section. In addition, the Company hereby waives any rights the Company may have under any standstill or similar agreements to object to the transfer to Subsidiary of all shares of Company Common Stock held by Shareholders covered by such standstill or similar agreements and hereby covenants not to consent to the transfer of any shares of Company Common Stock held by such Shareholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) this Agreement has been terminated pursuant to Article IX.

      Section 7.7. Insurance. The Company shall maintain in full force and effect the policies of insurance listed in Section 4.25 of the Company Disclosure Schedule, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by Parent. The Company shall promptly advise Parent in writing of any change of insurer or type of coverage in respect of the policies listed in Section 4.25 of the Company Disclosure Schedule.

                                  ARTICLE VIII

                                   CONDITIONS

      Section 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time, of the following conditions:

                      (a) this Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law;

                      (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Authority which is in effect and has the effect of prohibiting the consummation of the Merger; and

                      (c) (i) in the case of the Company's obligations, (x) all other Company Required Statutory Approvals necessary for the consummation of the Merger and the transactions shall have been obtained and be in effect at the Effective Time, and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the transactions shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) in the case of Parent's and Subsidiary's obligations, (x) all other Parent Required Statutory Approvals necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the transactions shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval could not reasonably be expected (i) to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (ii) to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company or Parent or any of their respective subsidiaries or affiliates, (iii) to impose material limitations on the ability of Parent or Subsidiary to acquire or hold, or exercise full rights of ownership of, any shares of Company Common

Stock (iv) to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling the businesses of the Company in any material respect, or (v) to require divestiture by Subsidiary or any of its affiliates of any shares of Company Common Stock.

      Section 8.2. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. The obligations of Parent and Subsidiary to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

                      (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been adopted by the requisite vote of the Shareholders of the Company in accordance with applicable law; provided, that no more than ten percent (10%) of holders of Company Common Stock shall exercise dissenter's rights within the meaning of Section 14A:11-2 of the NJBCA.

                      (b) GE Financing. The Company shall have received financing of at least $1,500,000 from GE Commercial Distribution Finance Corporation, on terms and conditions satisfactory to Parent and the Company.

                      (c) Performance of Agreements; Representations and Warranties. (i) The Company shall have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing, (ii) all representations and warranties of the Company contained in this Agreement that are qualified by materiality will be true and correct in all respects on the date of this Agreement and on the Effective Date subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct as of such earlier date, and (iii) all representations and warranties of the Company contained in this Agreement that are not qualified by materiality will be true and correct in all material respects on the date of this Agreement and on the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct as of such earlier date. Parent and Subsidiary shall have been furnished with a certificate of the Company's President or Vice President, dated the Effective, certifying to the foregoing.

                      (d) AntiTrust Filings. No Governmental Authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions.

                      (e) Required Governmental Consents; Notice. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other Authorities shall have been obtained.

                      (f) Third Party Consents. All third-party consents required in connection with the transactions contemplated hereby shall have been obtained for the Contracts set forth in Section 8.2(f) of the Company Disclosure Schedule, excluding consents under those Contracts that are terminable at will by such third party (the "Specified Contracts").

                      (g) Divestiture of Real Estate. The Company shall have divested its building located in Springfield, New Jersey and made a payment to all of its shareholders of the proceeds of such sale prior to the Effective Date.

                      (h) Lease Agreement. Parent and the Company shall have entered into an amended five-year lease agreement for the Springfield premises, such lease to be on terms and conditions satisfactory to Parent and the Company as agreed to prior to the date hereof.

                      (i) No Material Adverse Effect. No Material Adverse Effect shall have occurred, nor shall any event or circumstance which could reasonably be expected to have a Material Adverse Effect have occurred.

                      (j) Credit Facilities. The bank and credit facilities the Company currently has in place with GE Commercial Distribution Finance Corporation and Textron Financial Corporation shall either (i) remain in place with such terms, conditions and agreements as are satisfactory to Parent or (ii) be replaced with such bank and credit facilities upon terms and conditions satisfactory to Parent and the Company.

                      (k) Grabel Investment. At the Effective Time, Four Kings Management LLC shall provide the Company with a $750,000 note, in the form agreed to by the parties thereto prior to the date hereof.

                      (l) Net Tangible Assets. Net tangible assets of the Company at the Effective Date shall be at least $5,385,000 and the composition of the Company's assets and liabilities shall be consistent with the Company's balance sheet as of and at February 28, 2003.

                      (m)   Employment Agreements. The Company shall enter into
(a) employment agreements with Mary Margaret Grabel and Keith Grabel, in the forms agreed to by the parties thereto prior to the date hereof (the "Employment Agreements") and (b) a severance agreement with Joyce Tischler, in the form agreed to by the parties thereto prior to the date hereof, such agreement and the Employment Agreements each to contain a non-competition agreement with the Company.

                      (n) Management Agreement. The Company shall have entered into a Management Agreement with DARR Global Holdings, Inc., in the form agreed to by the parties thereto prior to the date hereof.

                      (o) Westwood Solutions LLC. The Company shall own 100% of the outstanding membership interest in Westwood Solutions LLC.

                      (p) Company Closing Certificate. Parent shall have been furnished with a certificate executed by the Company and the Shareholders' Agent (the "Company Closing Certificate"), dated the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled (or waived) at or prior to the Closing Date.

                      (q) FIRPTA Certificate. At or prior to Closing, the Company shall deliver to Parent, a certificate, pursuant to Treasury Regulation 'SS''SS' 1.897-2(h) and 1.1445-2(c), certifying that the Company Common Stock is not a U.S. real property interest.

                      (r) Letter of Transmittal. The Parent shall have received from each Shareholder the letter of transmittal in the form of Exhibit E attached hereto.

                      (s) Voting Agreement. The Principal Shareholders shall have executed and delivered the Voting Agreement, in the form of Exhibit F, to Parent and Subsidiary.

                      (t) Securities Purchase Agreement. Mary Margaret Grabel shall have entered into the Securities Purchase Agreement by and among Parent, DARR Westwood LLC and Mary Margaret Grabel, on terms agreed to by the parties thereto prior to the date hereof.

                      (u) Purchase and Sale Agreement Amendment. The Company shall have entered into an Amendment to the Purchase and Sale Agreement, such amendment in the form attached hereto as Exhibit G, with Westwood Property Holdings LLC, under which amendment Westwood Property Holdings LLC agrees to fully indemnify the Company for any and all environmental liabilities at the property located on Diamond Road in Springfield Township, Union County, New Jersey.

                      (v) Financing Statements. The UCC-1 financing statements filed by (i) MLC Federal Inc. with the State of New Jersey Department of Treasury Commercial Recording and (ii) First Union National Bank with the New Jersey Union County Clerk and Fairfax County Circuit Court, Virginia shall be terminated.

                      (w) Opinion of Counsel. Parent shall have received from both Drinker Biddle & Reath LLP and counsel to the Company, an opinion dated the Effective Date, in form and substance satisfactory to Parent.

      Section 8.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

                      (a) GE Financing. The Company shall have received financing of at least $1,500,000 from GE Commercial Distribution Finance Corporation, on terms and conditions satisfactory to Parent and the Company.

                      (b) Performance of Agreements; Representations and Warranties. (i) Parent and Subsidiary shall have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing, (ii) all representations and warranties of Parent and Subsidiary contained in this Agreement that are qualified by materiality will be true and correct in all respects on the date of this Agreement and on the Effective Date subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct as of such earlier date, and (iii) all representations and warranties of Parent and

Subsidiary contained in this Agreement that are not qualified by materiality will be true and correct in all material respects on the date of this Agreement and on the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except to the extent that such representations are made expressly as of an earlier date, which representations will be true and correct as of such earlier date. The Company shall have been furnished with a certificate of Parent's President or Vice President, dated the Effective, certifying to the foregoing.

                      (c) AntiTrust Filings. No Governmental Authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions.

                      (d) Required Governmental Consents; Notice. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other Authorities shall have been obtained.

                      (e) Third Party Consents. All third-party consents required in connection with the transactions contemplated hereby shall have been obtained for the Specified Contracts.

                      (f) Divestiture of Real Estate. The Company shall have divested its building located in Springfield, New Jersey and made a payment to all of its shareholders of the proceeds of such sale prior to the Effective Date.

                      (g) No Material Adverse Effect. No Material Adverse Effect shall have occurred, nor shall any event or circumstance which could reasonably be expected to have a Material Adverse Effect have occurred.

                      (h) Credit Facilities. The bank and credit facilities the Company currently has in place with GE Commercial Distribution Finance Corporation and Textron Financial Corporation shall either (i) remain in place with such terms, conditions and agreements as are satisfactory to Parent or (ii) be replaced with such bank and credit facilities upon terms and conditions satisfactory to Parent and the Company.

                      (i) DARR Westwood LLC Investment. At the Effective Time, DARR Westwood LLC shall provide the Company with a $750,000 note, in the form agreed to by the parties thereto prior to the date hereof.

                      (j)   Employment Agreements. The Company shall enter into
(a) the Employment Agreements and (b) a severance agreement with Joyce Tischler, in the form agreed to by the parties thereto prior to the date hereof, such agreement and the Employment Agreements each to contain a non-competition agreement with the Company.

                      (k) Management Agreement. The Company shall have entered into a Management Agreement with DARR Global Holdings, Inc., in the form agreed to by the parties thereto prior to the date hereof.

                      (l) Parent's Closing Certificate. The Company shall have been furnished with a certificate executed by Parent (the "Parent Closing Certificate"), dated the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.3 have been fulfilled (or waived) at or prior to the Closing Date.

                      (m) Preferred Stock. The Parent shall have furnished the Company, and the Company shall have approved, the terms of the Certificate of Designation for the 8% Cumulative Compounding Preferred Stock of the Parent.

                      (n) Securities Purchase Agreement. DARR Westwood LLC shall have entered into the Securities Purchase Agreement by and among the Parent, DARR Westwood LLC and Mary Margaret Grabel, on terms agreed to by the parties thereto prior to the date hereof.

                      (o) Purchase and Sale Agreement Amendment. The Company shall have entered into an Amendment to the Purchase and Sale Agreement, such amendment in the form attached hereto as Exhibit G, with Westwood Property Holdings LLC, under which amendment Westwood Property Holdings LLC agrees to fully indemnify the Company for any and all environmental liabilities at the property located on Diamond Road in Springfield Township, Union County, New Jersey.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.1. Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

                      (a) by mutual written consent of duly authorized by the Boards of Directors of Parent, Subsidiary and the Company;

                      (b) by the Company at any time if (i) Parent or Subsidiary are in breach in any material respect of any of its covenants or agreements in this Agreement, (ii) the representations and warranties of Parent or Subsidiary contained in this Agreement that are qualified by materiality are not true and correct in all respects on the date of this Agreement and at anytime thereafter subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date, (iii) the representations and warranties of Parent or Subsidiary contained in this Agreement that are not qualified by materiality are not true and correct in all material respects on the date of this Agreement and at anytime thereafter, with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date (collectively, a "Parent Breach"), which Parent Breach shall not have been cured, if such Parent Breach is capable of cure, within ten (10) days after notice thereof by the Company;

                      (c) by Parent or Subsidiary at any time if (i) the Company is in breach in any material respect of any of its covenants or agreements in this Agreement (other than those contained in Sections 6.2(iv)(B) and 6.2(iv)(E)), (ii) the Company is in breach in any respect of the agreements and covenants set forth in Sections 6.2(iv)(B) and 6.1(iv)(E), (iii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality are not true and correct in all respects on the date of this Agreement and at anytime thereafter subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date or (iv) the representations and warranties of the Company contained in this Agreement that are not qualified by materiality are not true and correct in all material respects on the date of this Agreement and at anytime thereafter, with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date (collectively, a "Company Breach"), which Company Breach shall not have been cured, if such Company Breach is capable of cure, within ten (10) days after notice thereof by Parent;

                      (d) by Parent or the Company, if there shall exist any statute, rule, regulation or order of any court or Governmental Authority which permanently (without right of appeal or reconsideration) restrains or prohibits the transactions contemplated hereby;

                      (e) by the Company prior to the Closing, concurrently with the execution of a definitive acquisition agreement under the circumstances permitted by Section 7.2, provided, that such termination under this Section 9.1(e) shall not be effective unless (x) the Company and its Board of Directors shall have complied in all material respects with all their obligations under
Section 7.2 and the Company shall have paid the Termination Fee pursuant to
Section 9.2(b) and (y) the Company shall have provided Parent with at least three (3) Business Days' prior written notice prior to terminating this Agreement, which notice shall be accompanied by (1) a copy of the proposed definitive acquisition agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company's written certification that it has made the determinations with respect to such Superior Proposal set forth in clauses (A) and (B) of the proviso in Section 7.2(d) and (3) the representation that the Company will, in the absence of any other Superior Proposal, execute such a definitive acquisition agreement unless Parent modifies this Agreement such that the Company's Board of Directors determines that this Agreement is at least as favorable to the holders of the Company's common stock from a financial point of view as such Superior Proposal;

                      (f) by Parent if (i) the Company shall have notified Parent that its Board of Directors has resolved to recommend another transaction to the shareholders of the Company, (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed in a manner adverse to Parent its approval or recommendation of the transactions contemplated hereby or this Agreement, or shall have approved or recommended to the Company's shareholders an Acquisition Proposal or shall have adopted any resolutions to effect any of the foregoing or (iii) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the transactions contemplated hereby or this Agreement within two (2) Business Days following Parent's written request to do so;

                      (g) by either party hereto, if the Closing does not occur on or prior to May 31, 2004 (provided that the terminating party shall not have prevented the Closing to occur as a result of a breach by it of this Agreement).

      Section 9.2.    Effect of Termination.

                      (a) In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except for obligations in this Section 9.2, in the second sentence of Section 7.1(a) and in Sections 7.1(b), 7.3, 11.5, and 11.11, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement.

                      (b)   If (i) Parent terminates this Agreement pursuant to
Section 9.1(f); (ii) Parent terminates this Agreement pursuant to Sections 9.1(c) and within 12 months after such termination the Company enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal; or (iii) this Agreement is terminated by the Company pursuant to Section 9.2(e), then the Company shall pay to Buyer a termination fee in cash equal to $150,000 (the "Termination Fee"), which shall be paid in the case of a termination pursuant to subclause (ii) of this Section 9.2(b), within two (2) Business Days following the date of the occurrence described in such subclause, or in the case of a termination pursuant to subclause (i) or
(iii) of this Section 9.2(b), prior to or simultaneously with such termination. Any payment required to be made pursuant to this subsection (b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The payment of the Termination Fee shall not be deemed to constitute liquidated damages. The provisions of this Section 9.2 shall not derogate from any other rights or remedies which Parent or Subsidiary may possess under this Agreement (including as provided in Article X or Section 11.11) or under applicable law, and the payment of the Termination Fee shall not be deemed to constitute liquidated damages.

      Section 9.3. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of Parent, Subsidiary, the Company and the Shareholders' Agent (acting exclusively for and on behalf of all of the Shareholders); and (b) after the Closing Date, on behalf of Parent and the Shareholders' Agent (acting exclusively for and on behalf of all of the Shareholders).

      Section 9.4. Extension; Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X

                                 INDEMNIFICATION

      Section 10.1.   Survival of Representations, Etc.

                      (a) The representations and warranties made by the Company and the Shareholders in this Agreement and in each of the other agreements, certificates and instruments delivered to Parent pursuant to or in connection with the transactions contemplated by this Agreement shall survive the Closing and shall expire, together with the Parent Indemnitees' (as defined below) right to seek indemnification for breaches thereto pursuant to this
Article X, on the second anniversary of the Closing Date, except that (i) representations and warranties contained in Section 4.14 (relating to Environmental Matters) shall not expire until the fifth anniversary of the Closing Date, (ii) the representations and warranties contained in Sections 4.12 (relating to Employee Benefit Plans) and 4.11 (relating to Taxes) shall not expire until ninety (90) days after the relevant statute of limitations expires and the representations and warranties contained in 4.1 (relating to Organization and Qualification), 4.2 (relating to Capitalization), 4.4 (relating to Authority; Non-Contravention; Approvals), and 4.17 (relating to Brokers and Finders) shall survive indefinitely (as applicable, the "Shareholder Expiration Date"); provided, however, that if, at any time prior to the applicable Shareholder Expiration Date, any Parent Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and any Shareholder (and setting forth in reasonable detail the basis for such Parent Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable Shareholder Expiration Date until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Subsidiary survive the Closing and shall expire, together with the Shareholder Indemnitees' right to seek indemnification for breaches thereto pursuant to this Article X, on the second anniversary of the Closing Date, except that the representations and warranties contained in Section 5.1 (relating to Organization) and 5.2 (relating to Authority) shall survive indefinitely (as applicable, the "Parent Expiration Date"); provided, however, that if, at any time prior to the applicable Parent Expiration Date, any Shareholder Indemnitee (acting in good faith) delivers to Parent a written notice alleging the existence of any inaccuracy in or breach of any of the representations and warranties made by Parent and Subsidiary (and setting forth in reasonable detail the basis for such Shareholder Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under
Section 10.4 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable Parent Expiration Date until such time as such claim is fully and finally resolved.

                      (b) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a part of the representation and warranty made by the Company in this Agreement.

                      (c) No limitation or condition of liability provided in this Article X shall apply to any misrepresentation or breach of warranty contained herein if such misrepresentation or breach of warranty was made willfully or with intent to deceive, or breach of the covenants and agreements under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby. For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any Damages incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Company Material Adverse Effect (or other correlative terms) shall be disregarded.

      Section 10.2.   Indemnification by Shareholders.

                      (a) Subject to the limitations set forth in this Article X, from and after the Closing Date, the Shareholders of the Company (the "Shareholder Indemnitors"), jointly and severally, shall hold harmless and indemnify the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of or are directly or indirectly connected with: (i) any misrepresentation in, inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or in any agreement, certificate or instrument furnished or to be furnished to Parent pursuant hereto or in connection with the transactions contemplated hereby; (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Articles VI and VII); (iii) any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel ("Legal Proceeding") relating to any inaccuracy or breach of the type referred to in clause (i) or (ii) above; (iv) any Legal Proceeding set forth in Section
4.8 of the Company Disclosure Schedule; (v) any Legal Proceeding initiated by a shareholder or shareholders of the Company challenging the fairness of the Merger; (vi) any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Article X, (vii) any and all amounts payable to any shareholder of the Company who exercises his or her right to dissent from the Merger and the transactions contemplated hereby and seeks to receive the fair value of such shareholder's shares of Company Common Stock in accordance with the NJBCA or (viii) any claims or assertions made by any employees or shareholders of the Company for stock or other rights pursuant to any phantom stock arrangement that the Company may have, whether oral or written. Any amount of Damages required to be indemnified pursuant to this
Section 10.2 shall be deemed, to the extent permitted by law, an adjustment in the Merger Consideration.

                      (b) From and after the Effective Time, the Shareholder Indemnitors, jointly and severally, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for: (i) any Taxes of the Company (and related Damages) attributable to any taxable period (or portion thereof) ending on or before the Closing Date, to the extent such Taxes exceed the accrual for such Taxes on the Company Balance Sheet; (ii) any increase in Tax liability (and related Damages) resulting from the Company being liable for any Taxes (a) of any consolidated group of which the Company was a member on or before the Closing Date pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous state, local or foreign provisions and (b) of any Person as transferee or successor, by contract or otherwise for any taxable period (or portion thereof) ending on or before the Closing Date. In the event a taxable period includes a period prior to the Closing Date, Taxes shall, in the case of real and personal property Taxes, be apportioned ratably to such taxable period on a daily basis and, in the case of other Taxes, be apportioned to such taxable period based on a closing of the books on the Closing Date.

                      (c) Each of the Company and the Shareholders acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

      Section 10.3.   Limitation on Indemnification.

                      (a) The Shareholder Indemnitors shall have no liability (for indemnification or otherwise) with respect to claims under Section 10.2 until the total of all Damages with respect to such matters exceeds $150,000 and then only for the amount by which such Damages exceed $75,000. The limitation on liability in the preceding sentence does not apply to Damages resulting from any breach of the representations and warranties contained in 4.1 (relating to Organization and Qualification), 4.2 (relating to Capitalization), and 4.4 (relating to Authority; Non-Contravention; Approvals).

                      (b) The total liability of each Shareholder Indemnitor with respect to all claims under Section 10.2 shall not exceed the pro rata share of the Merger Consideration allocable to each Shareholder on Exhibit B.

                      (c) The liability of the Shareholder Indemnitors under this Section 10.3 must first be satisfied by set-off against the Notes against the latest installments of principal payments due and allocated 25% to the 5% Note and 75% to the 8% Note. The right of set off granted herein is granted without any requirement of presentment, demand, protest or other notice of any kind to the Company and the Shareholders and shall be in addition to and not in substitution of any other rights Parent shall entitled to under this Agreement or otherwise. Nothing in this Article X shall limit the ability of the Parent Indemnities to seek recovery for Damages based on fraud or intentional misrepresentation.

      Section 10.4. Indemnification by Parent. Subject to the limitations set forth in this Article X, from and after the Effective Time, Parent shall hold harmless and indemnify each of the Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Shareholder Indemnitees or to which any of the Shareholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (a) any misrepresentation in, inaccuracy in or breach of any representation or warranty set forth in this Agreement or any agreement or instrument furnished or to be furnished to the Company or the Shareholders pursuant hereto or in connection with the transactions contemplated hereby; (b) any breach of any covenant or obligation of Parent (including the covenants set forth in Article VI); or (c) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause (a) or (b) above (including any Legal Proceeding commenced by any Shareholder Indemnitee for the purpose of enforcing any of its rights under this Article X). Any amount of Damages required to be indemnified pursuant to this Section 10.4 shall be deemed, to the extent permitted by law, an adjustment in the Merger Consideration. Any claims for indemnification pursuant to this Section 10.4 shall be made by the Shareholders' Agent on behalf of any Shareholder Indemnitee; provided, however, that the Shareholders' Agent shall not make any such claim without obtaining the prior written consent of at least 50% of the Shareholder Indemnitees.

      Section 10.5. No Contribution. Each Shareholder Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Subsidiary or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any agreement or instrument furnished or to be furnished to Parent or in connection with the transactions contemplated hereby.

      Section 10.6. Interest. Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Article X with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at a floating rate equal to the rate of interest publicly announced by Citibank, N.A. in its principal office in New York, New York from time to time as its prime, base or reference rate.

      Section 10.7. Insurance and Tax Benefits. The amount due as indemnification with respect to any claim under this Article X shall take into account and shall be reduced by the amount of any tax benefits received by the Indemnitee with respect to the claim for Damages and any insurance or indemnification proceeds actually paid by any third party in respect of the subject matter of such claim (after deducting all attorneys' fees, expenses and other costs of recovery); provided, that the amounts of any increase in insurance premium or retroactive premiums or premium adjustments resulting from the making of a claim or claims against insurers shall, for this purpose, be deemed to be deducted from the amount so paid by such insurers; provided, further, that the Company agrees, at the request of the Shareholders' Agent, to file a claim against any such insurer (but not indemnitor) and use its reasonable efforts to pursue any such filed claim, so long as the costs of such activities are paid by the Shareholders and the filing of such claim and such activities will not adversely affect the business of the Company or its relations with its constituencies or disrupt its operations.

      Section 10.8.   Procedure for Indemnification - Third-Party Claims.

                      (a) Promptly after receipt by a party entitled to indemnity under Section 10.2 or 10.4 (an "Indemnified Person") of notice of the assertion of a claim (the "Claim Notice") by a third party against it, such Indemnified Person shall, if a claim is to be made against a party obligated to indemnify under such Section (an "Indemnifying Person"), give the Claim Notice to the Indemnifying Person of the assertion of such claim; provided, however, that the failure to provide such Claim Notice shall not relieve the Indemnifying Person of any obligations that it may have to any Indemnified Person under this
Article X, except (i) to the extent such failure shall have adversely prejudiced the Indemnifying Party and (ii) to the extent expenses are incurred during the period in which notice was not provided.

                      (b) If any third-party claim referred to in Article X is against an Indemnified Person and it gives notice to the Indemnifying Person of the assertion of such third-party claim, the Indemnifying Person shall have fifteen (15) days from the personal delivery of mailing of the Claim Notice (the "Notice Period"), or if the laws of jurisdiction of the Company require a shorter term than the Notice Period, the Notice Period shall be reduced to two
(2) days from the personal delivery or mailing of the Claim Notice, to notify the Indemnified Party whether or not it desires to assume the defense of such claim with counsel satisfactory to the Indemnified Person if (i) the claim involves (and continues to involve) solely monetary damages and the Indemnifying Party's assumption of the defense or settlement of such claim will not have an adverse effect on the Indemnified Party's business, (ii) the Indemnifying Party expressly agrees in writing to the Indemnified Party that, as between the two, the Indemnifying Party is solely obligated to satisfy and discharge the claim, and (iii) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party's ability to satisfy and discharge the claim (the foregoing collectively, the "Litigation Conditions"); provided, however, that if (i) the Indemnifying Person is also a party against whom the third-party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim; and provided further, however, that the Indemnifying Party shall forfeit the right to control the defense or settlement of any such claim if, at any time after assuming the defense or settlement thereof, the Indemnifying Party no longer satisfies the Litigation Conditions. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article X for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation, which shall be Damages recoverable under this Section. If the Indemnifying Person assumes the defense of a third-party claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that claim are within the scope of and subject to indemnification; (ii) no compromise, settlement, or offer to settle or compromise any such claim may be effected by the Indemnifying Person without the Indemnified Person's prior written consent, which shall not be unreasonably withheld, if such settlement or compromise would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Person (after the set-off and satisfaction of the Notes as provided in Section 10.3; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent (which may not be unreasonably withheld). If a Claim Notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within the Notice Period, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Person will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Person.

                      (c) With respect to any third-party claim subject to indemnification under this Section: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other party fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such party is not represented by its own counsel, and
(ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

                      (d) With respect to any third-party claim subject to indemnification under this Section, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

      Section 10.9. Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      Section 10.10. Indemnification Remedy. The indemnification rights of Indemnified Persons under this Article X are independent of and in addition to such rights and remedies as such Indemnified Persons may have at law or in equity or otherwise for any breach of representation, warranty, agreement or covenant hereunder on the part of any shareholder hereto, including the right to seek recission or restitution, none of which rights or remedies shall be affected or diminished hereby. No right to indemnification under this Article X shall be limited by reason of any investigation or audit conducted before or after the Closing of any Indemnified Persons hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the shareholders of the Company at any time, or the decision by Indemnified Persons to complete the Closing.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      Section 11.1. Shareholders' Agent. By virtue of their approval and adoption of this Agreement, the Shareholders of the Company shall be deemed to have irrevocably constituted and appointed, effective as of the Closing, Keith Grabel (the "Shareholders' Agent") as their true and lawful agent and attorney-in-fact to take any and all actions on their behalf in connection with the transactions contemplated by this Agreement, including, without limitation, entering into any other agreement relating thereto or to this Agreement and exercising on behalf of the Shareholders of the Company all or any powers, authority, rights and discretion conferred on them under this Agreement, the Escrow Agreement or any such other agreement, including without limitation, waiving any terms and conditions of any such agreement, giving and receiving notices and communications entering into agreements regarding satisfaction of claims by Parent Indemnitees, objecting to such deliveries, agreeing to, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims, and taking all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. This power of attorney is coupled with an interest and is irrevocable. By virtue of its approval and adoption of this Section 11.1, the Shareholders' Agent hereby accepts its appointment as Shareholders' Agent hereunder on the terms set forth herein. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for its services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Company's Shareholders for purposes of this Agreement. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders' Agent, as fully binding upon such Shareholder.

      Section 11.2. Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      Section 11.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed), sent by registered or certified mail (return receipt requested), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      If to Parent or Subsidiary, to:

                      DARR Technology LLC
                      309 Fellowship Road, Suite 210
                      Mt. Laurel, New Jersey 08504
                      Attn:
                      Facsimile number: (865) 840-0885

                      and

                      Dechert LLP
                      4000 Bell Atlantic Tower
                      1717 Arch Street
                      Philadelphia, PA 19103
                      Attn:  Carmen J. Romano, Esq.
                      Facsimile number: (215) 994-2222

                      If to the Company, or Shareholders' Agent, to:

                      Westwood Computer Corporation
                      11 Diamond Road
                      Springfield, NJ 07081
                      Attn:  Keith Grabel
                      Facsimile number: (973) 379-4693

                      with a copy (which shall not constitute notice) to:

                      Drinker Biddle & Reath LLP
                      105 College Road East
                      Princeton, NJ 08542
                      Facsimile number: (609) 799-7000
                      Attn:  Thomas A. Belton, Esq.

      Section 11.4. Governing Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New Jersey applicable to contracts executed and to be performed wholly within such state.

      Section 11.5. Parties to Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim.

      Section 11.6. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein or unless the context clearly otherwise indicates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      Section 11.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      Section 11.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 11.9. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 11.10. Submission to Jurisdiction; Waivers. Each of Parent, Subsidiary and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the federal or state courts located in Camden County, New Jersey, and each of Parent, Subsidiary and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent, Subsidiary and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      Section 11.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 11.12. Entire Agreement. This Agreement (including the documents and instruments referred to herein and the Confidentiality Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. In the event of a conflict between the provisions of this Agreement and the Confidentiality Agreement, the provisions of this Agreement shall prevail.

                                   ARTICLE XII

                                   DEFINITIONS

      Section 12.1.   For purposes of this Agreement:

                      (a) "Company Material Adverse Effect" means any change, event, circumstance or effect, individually or when aggregated with other such changes, events, circumstances or effects, (i) is or may reasonably be expected to be materially adverse to the business, assets, liabilities, prospects, earnings, operations, products, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, or (ii) materially impairs the ability of the Company to perform on a timely basis its obligations under this Agreement or the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to give rise to a Company Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Company Material Adverse Effect qualifiers) to the effect of all other breaches of representations and warranties and covenants of this Agreement (determined without regard to any materiality or Company Material Adverse Effect qualifiers) for each of the applicable period or periods to which each such representation, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence.

                      (b) "Damages" mean loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation, remediation or other response actions) or expense of any nature.

                      (c) "Encumbrance" means liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, licenses, options or title defects of any kind whatsoever.

                      (d) "Governmental Authority" means a governmental or regulatory body, agency or authority.

                      (e) "Knowledge of the Company" means the actual knowledge of those individuals listed in Section 12.1(e) of the Company Disclosure Schedule, after due inquiry.

                      (f) "Knowledge of the Parent" means the actual knowledge of those individuals listed in Section 12.1(f) of the Company Disclosure Schedule, after due inquiry.

                      (g) "Parent Indemnitees" means each of (i) Parent; (ii) Parent's current and future affiliates (including Subsidiary and, following the Merger and the Surviving Corporation); (iii) the respective representatives of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective successors and assigns of the Persons referred to in clauses (i), (ii) and (iii) above; provided, however, that the Shareholders of the Company shall not be deemed to be Parent Indemnitees.

                      (h) "Parent Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects, that materially impairs the ability of Parent to perform on a timely basis its obligations under this Agreement or the consummation of the transactions contemplated hereby.

                      (i) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and the term "subsidiary" (written without capitalization) means, when used with reference to any non-natural Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person owns or controls, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

                      (j)   "Shareholder Indemnitees" means the following
Persons: (i) the Shareholders; (ii) the Shareholder' Agent; (iii) the current and future Affiliates of the Shareholders and the Shareholders' Agent; (iv) the respective representatives of the Persons referred to in clauses (i), (ii) and
(iii) above; and (v) the respective successors and assigns of the Persons referred to in clauses (i), (ii), (iii) and (iv) above.

                      (k) "Shareholders" mean each shareholder of the Company that does not perfect its appraisal rights and is otherwise entitled to receive the Merger Consideration.

                      (l) "Taxes" means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts of any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

      IN WITNESS WHEREOF, Parent, Subsidiary, the Principal Shareholders, the Company and the Shareholders' Agent have caused this Agreement to be signed by their respective officers as of the date first written above.


                                        WESTWOOD COMPUTER CORPORATION


                                        By: /s/ Keith Grabel
                                           ----------------------------
                                        Name:
                                             --------------------------
                                        Title:
                                              -------------------------


                                        DARR WESTWOOD ACQUISITION CORPORATION


                                        By: /s/ Stephen C. Donnelly
                                           ----------------------------
                                        Name:
                                             --------------------------
                                        Title:
                                              -------------------------


                                        DARR WESTWOOD TECHNOLOGY CORPORATION


                                        By: /s/ Sephen C. Donnelly
                                           ----------------------------
                                        Name:
                                             --------------------------
                                        Title:
                                              -------------------------

                                         /s/ Mary Margaret Grabel
                                        -------------------------------
                                        MARY MARGARET GRABEL


                                         /s/ Keith Grabel
                                        -------------------------------
                                        KEITH GRABEL


                                         /s/ Keith Grabel
                                        -------------------------------
                                        KEITH GRABEL, AS SHAREHOLDERS AGENT

5% Note........................................................................3
8% Note........................................................................3
Acquisition Agreement.........................................................35
Acquisition Proposal..........................................................33
Agreement......................................................................1
Anniversary Period............................................................36
Bidders.......................................................................36
Cash Consideration.............................................................3
Claim Notice..................................................................51
Claims........................................................................11
Closing........................................................................2
Closing Date...................................................................2
Code...........................................................................5
Company........................................................................1
Company Balance Sheet..........................................................9
Company Breach................................................................45
Company Certificates...........................................................4
Company Closing Certificate...................................................41
Company Common Stock...........................................................1
Company Disclosure Schedule....................................................6
Company Employees.............................................................37
Company Financial Statements...................................................9
Company Material Adverse Effect...............................................56
Company Permits...............................................................11
Company Plan..................................................................15
Company Pre-Closing Returns...................................................32
Company Required Statutory Approvals...........................................9
Company Shareholders' Approval.................................................8
Company Stock Plan.............................................................5
Confidential Information......................................................33
Confidentiality Agreement.....................................................32
Contract......................................................................11
COTS..........................................................................20
Damages.......................................................................57
Dissenting Shares..............................................................5
Effective Time.................................................................2
Employment Agreements.........................................................41
Encumbrance...................................................................57
Environmental Claim...........................................................18
Environmental Laws............................................................18
ERISA.........................................................................15
ERISA Affiliate...............................................................15
GAAP...........................................................................9
Government Contract...........................................................24

Governmental Authority........................................................57
Governmental Entity...........................................................24
Hazardous Substances..........................................................19
HIPAA.........................................................................17
Indemnified Person............................................................51
Indemnifying Person...........................................................51
Intellectual Property.........................................................20
Judgments.....................................................................11
Knowledge of the Company......................................................57
Knowledge of the Parent.......................................................57
Legal Proceeding..............................................................48
Litigation Conditions.........................................................51
Major Customers...............................................................22
Major Suppliers...............................................................22
Material Business.............................................................36
Material Contracts............................................................11
Material License..............................................................20
Merger.........................................................................1
Merger Consideration...........................................................3
Merger Filing..................................................................2
NJBCA..........................................................................1
NJSPA.........................................................................22
Notes..........................................................................3
Notice Period.................................................................51
Option.........................................................................5
Parent.........................................................................1
Parent Breach.................................................................44
Parent Closing Certificate....................................................44
Parent Expiration Date........................................................47
Parent Indemnitees............................................................57
Parent Material Adverse Effect................................................57
Parent Representatives........................................................32
Parent Required Statutory Approvals...........................................27
Paying Agent...................................................................3
Pension Plan..................................................................15
Person........................................................................57
Phantom Stock..................................................................5
Phantom Stock Plan.............................................................5
Potential Acquiror............................................................34
Principal Shareholder..........................................................1
Released......................................................................19
Securities Act................................................................34
Series I Common Stock..........................................................7
Series II Common Stock.........................................................7
Severance Plans...............................................................37
Shareholder Expiration Date...................................................47

Shareholder Indemnitees.......................................................58
Shareholder Indemnitors.......................................................48
Shareholders..................................................................58
Shareholders Meeting..........................................................28
Shareholders' Agent...........................................................53
Specified Contracts...........................................................41
Straddle Period Returns.......................................................32
Subsidiary.....................................................................1
Superior Proposal.............................................................36
Surviving Corporation..........................................................2
Tax Returns...................................................................13
Taxes.........................................................................58
Termination Fee...............................................................46
Voting Agreement...............................................................1
Warrant........................................................................5
Welfare Plan..................................................................15

                                    EXHIBIT A

               Directors and Officers of the Surviving Corporation

Directors

Keith Grabel
Mary Margaret Grabel
Dinesh Desai
Angeli Dinesh Desai
Reena Dinesh Desai

Officers

Chairman - Dinesh Desai
Vice Chairman - Brian McAdams
President - Keith Grabel
Treasurer, CEO-Maggie Grabel
Assistant Treasurer-Steve Donnelly
Vice President Operations- Dave Micales
Vice President Sales - Paul DeCamara
Secretary, Chief Financial Officer - Tom Duda
Assistant Secretary- Mike Fabling
Assistant Secretary-Vicki Ballinger

                                    EXHIBIT B

                           Allocation of Consideration

                                    EXHIBIT C

                           Form of 5% Promissory Note

                                    EXHIBIT D

                           Form of 8% Promissory Note

                                    EXHIBIT E

                          Form of Letter of Transmittal

                                    EXHIBIT F

                            Form of Voting Agreement

                                    EXHIBIT G

                Form of Amendment to Purchase and Sale Agreement